As filed with the United States Securities and Exchange Commission on October 18, 2005

Registration No. 333-128458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRT REALTY TRUST

(Exact name of registrant as specified in its charter)

Massachusetts	13-2755856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Cutter Mill Road

Great Neck, New York 11021

(516) 466-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Lundy, Esq.

Senior Vice President

BRT Realty Trust

60 Cutter Mill Road

Great Neck, New York 11021

(516) 466-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey A. Baumel, Esq. McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 (973) 622-4444	Wayne D. Boberg, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 18, 2005)

1,600,000 Preferred Shares

        % Series A Cumulative Redeemable Preferred Shares

Liquidation Preference $25.00 Per Share

We are offering 1,600,000 shares of our         % Series A Cumulative Redeemable Preferred Shares, par value $1.00 per share, which we refer to as our Series A Preferred Shares. We will pay cumulative dividends on our Series A Preferred Shares from the date of original issuance in the amount of $            per share, each year, which is equivalent to             % of the $25.00 liquidation preference per share. Dividends will be payable quarterly in arrears, beginning on December 15, 2005. Holders of our Series A Preferred Shares will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.

We may not redeem our Series A Preferred Shares until                     , 2010, except in limited circumstances. On or after                     , 2010, we may, at our option, redeem our Series A Preferred Shares, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. Our Series A Preferred Shares have no stated maturity date and will not be convertible into any other securities. Our Series A Preferred Shares are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes.

No public market currently exists for our Series A Preferred Shares. We intend to file an application to list our Series A Preferred Shares on the New York Stock Exchange (NYSE) under the symbol “BRT PrA.” If this application is approved, we expect trading of our Series A Preferred Shares to commence within 30 days of their initial delivery. Our common shares are listed on the NYSE under the symbol “BRT.”

Investing in our Series A Preferred Shares involves risks. You should carefully consider the information under the headings “Additional Risk Factors” on page S-11 of this prospectus supplement and “ Risk Factors” on page 3 of the accompanying prospectus before deciding whether to invest in our Series A Preferred Shares.

	Per Share	Total
Public Offering Price	$25.00	$40,000,000
Underwriting Discounts and Commissions	$0.7875	$1,260,000
Proceeds, Before Expenses, to Us	$24.2125	$38,740,000

The underwriters are severally underwriting the Series A Preferred Shares being offered. We have granted the underwriters a 30-day option to purchase up to an additional 240,000 of our Series A Preferred Shares to cover over-allotments, if any, at the public offering price per share, less the underwriting discounts and commissions.

The underwriters expect that the Series A Preferred Shares will be available for delivery in book-entry form through the facilities of the Depository Trust Company on or about                     , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY

RYAN BECK & CO.

STIFEL, NICOLAUS & COMPANY
INCORPORATED

CANTOR FITZGERALD

October     , 2005

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date it is presented. Our business, financial condition, results of operations and prospects may have changed since these dates.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “intends,” plans,” “estimates” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our ability to generate sufficient liquidity, including raising equity capital, the amount of interest we earn on our mortgage loans, interest rate fluctuations on our assets that differ from those on our liabilities, changes in the difference between short-term and long-term interest rates, changes in assumptions regarding estimated loan losses or fair value amounts, the availability of financing and, if available, the terms of any financing, growth in markets which we serve, and changes in general market and economic conditions. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, please read the “Additional Risk Factors” beginning on page S-11 of this prospectus supplement and “Risk Factors” beginning on page 3 of the accompanying prospectus as well as our Annual Report on Form 10-K for the year ended September 30, 2004, our Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 2005 and December 31, 2004, and our other filings under the Exchange Act. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ii

The following information is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information which is incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entireties. You should carefully consider the factors set forth under “Additional Risk Factors” in this prospectus supplement and “Risk Factors” in the accompanying prospectus before making an investment decision to purchase our Series A Preferred Shares. All references to “we,” “us” or “our company” in this prospectus supplement and the accompanying prospectus mean BRT Realty Trust and its consolidated subsidiaries. Unless otherwise specified, the information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option described herein under “Underwriting.”

OUR COMPANY

Our Business

We are a real estate investment trust, also known as a REIT, primarily engaged in originating and holding for investment senior and junior commercial mortgage loans secured by real property in the United States. These loans generally have high yields and are short term or bridge loans with an average duration ranging from six months to three years. We generally lend at a floating rate of interest based on a spread over the prime rate and receive an origination fee for the loans we originate. At June 30, 2005, we had 39 loans outstanding that were secured by properties located in 13 states. Our ability to act promptly on loan requests and to expedite a closing provides us with many lending opportunities and enables us to be competitive with other firms that offer similar lending products. As of June 30, 2005, our portfolio consisted of approximately $157.7 million in mortgage loans with an average interest rate of 11.99%. From time to time, we have also participated as both an equity investor in, and as a mortgage lender to, joint ventures which acquire income-producing real property and we have purchased equity securities in other REITs. As of June 30, 2005, we had equity investments totaling approximately $8.9 million in eight real estate joint ventures, and we owned approximately 1.0 million common shares of Entertainment Properties Trust.

We were organized as a business trust under the laws of the Commonwealth of Massachusetts in 1972. Our principal executive offices are located at 60 Cutter Mill Road, Great Neck, New York 11021 and our telephone number is (516) 466-3100. Our website is www.brtrealty.com. The information contained on our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

Our Investment Strategy and Underwriting Criteria

Our primary strategy is to maintain and increase the cash available for distribution to our shareholders by originating mortgage loans secured by a diversified portfolio of real property. We actively pursue lending opportunities with property owners and prospective property owners who require short-term financing until permanent financing can be obtained or until the property is sold. Our investment policy emphasizes the origination for our own account of short-term senior and junior real estate mortgage loans secured by liens on improved real property which generate rental income. As of June 30, 2005, 93% of the aggregate principal balance of our portfolio consisted of first mortgage loans. Our lending activities focus on operating properties such as multi-family residential properties, office buildings, shopping centers, mixed use buildings, hotels/motels and industrial buildings. We also originate and hold for investment loans secured by improved commercial or multi-family residential property which is vacant, pending renovation and sale or leasing, as well as loans secured by undeveloped real property.

We may sell, from time to time, senior, junior or pari passu participations in mortgage loans that we originate. We may also acquire participations in mortgage loans originated by others, and we may invest in the securities of other REITs.

When underwriting a loan, the primary focus of our analysis is the intrinsic value of a property, which we determine by considering a number of factors including, without limitation, its location, potential for alternative use, net operating income and local demographics. We also examine the creditworthiness of a borrower or its principals and take into consideration its or their ability to meet the operational needs of the property and the experience of the borrower or its principals in the real estate industry. Because of our emphasis on fundamental property value, we believe that in the event of default, foreclosure and acquisition of title to a property, we will generally be able to manage a property until market conditions present a favorable opportunity to dispose of the property.

Our Origination Process

Loan originations are generated by us in a number of ways. We rely on the relationships developed by our officers and loan originators with real estate investors, commercial real estate brokers, mortgage brokers and bankers. We have also experienced a great deal of repeat business with our borrowers. Once a loan application is processed, it goes through our due diligence process.

Loan approvals are based on a review of property information as well as other due diligence activities undertaken by us, including a site visit to the property, an in-house property valuation, a review of the results of operations of the property or in a case of an acquisition by our borrower, a review of the borrower’s projected results of operations for the property, and a review of the financial condition of the prospective borrower and its principals. If management determines that an environmental assessment of the underlying property is necessary, then such an assessment is conducted by a third-party. Before a loan commitment is issued, a loan must be approved by our loan committee. Loan approval occurs after the assent of not less than four of the seven members of our loan committee, all of whom are our executive officers. We generally obtain a non-refundable cash payment allocable for legal and other expenses from a prospective borrower at the time of issuing a loan commitment, and our loan commitments are generally issued subject to receipt by us of title documentation, in a form satisfactory to us, for the underlying property. The approval of our Board of Trustees is required for each loan which exceeds $20 million in principal amount, and the approval of our Board of Trustees is also required where loans by us to one borrower exceed $30 million, in the aggregate.

We require either a personal guarantee or a “walk-away guarantee” from the principal or principals of the borrower, in substantially all of the loans originated by us. A “walk-away guarantee” generally provides that the full guarantee terminates only if (1) the borrower conveys title to the property to us within a negotiated period of time after a loan default and (2) the borrower or the guarantor satisfy certain obligations, such as current payment of all real estate taxes and operating expenses. The “walk-away guarantee” is intended to provide an incentive to the principals of a borrower to have the collateral deeded to us in lieu of foreclosure, thereby eliminating the cost of foreclosure proceedings. By complying with the terms of the “walk-away guarantee,” the principals of the borrower avoid the further risk of being personally responsible for any difference between the amount owed to us and the amount we recover in a foreclosure proceeding. If we make more than one loan to a borrower, we may require that all outstanding loans to that borrower be cross-collateralized.

Our Loan Portfolio

At June 30, 2005, we had 39 outstanding mortgage loans, aggregating approximately $157.7 million in principal amount before allowances of $669,000, which include senior and junior mortgage loans, senior and junior participations in mortgage loans and loans to joint ventures in which we are an equity participant. Our allowances of $669,000 relate to three of our mortgage loans (to two borrowers), aggregating $3.1 million, which were non-performing as of October 17, 2005. At June 30, 2005, our loan portfolio was secured by real property located in 13 states. Loans representing 49% of the principal amount of our total outstanding loans were secured by properties located in the New York metropolitan area, including New Jersey and Connecticut, 20% of the principal amount by properties located in Florida, 11% of the principal amount by properties located in Tennessee, and 20% of the principal amount by properties in the remaining states.

During the nine months ended June 30, 2005, we originated approximately $177.3 million of mortgage loans, approximately $113.7 million of our outstanding loans were repaid in whole or in part and we sold participation interests of approximately $38.5 million. Our three largest mortgage loans outstanding at June 30, 2005 of approximately $15.0 million, $13.3 million and $12.6 million represented 6.4%, 5.7% and 5.4%, respectively, of our total assets. There were no other mortgage loans in our portfolio that represented more than 5.0% of our total assets as of June 30, 2005. From the period commencing with our 1999 fiscal year, or October 1, 1998, through June 30, 2005, we originated $630.7 million of real estate loans on which we have realized losses of $212,000.

At June 30, 2005, approximately 92% of our mortgage loans had a floating rate of interest calculated based on a variable spread above the prime rate, with a stated minimum interest rate (also referred to as adjustable rate mortgages), and approximately 8% of our mortgage loans provided for a fixed rate of interest. Interest on our mortgage loans is payable to us monthly. Under our first mortgage loans, we usually require and hold funds in escrow that are payable to us monthly and which are used to pay real estate taxes and casualty insurance premiums. We may require a borrower to fund an interest reserve out of the net loan proceeds, from which all or a portion of the interest payments due us are made for a specified period of time.

Our Credit Facilities

We have two separate credit facilities with a group of banks consisting of North Fork Bank, Valley National Bank, Merchants Bank Division and Signature Bank to finance our real estate mortgage lending. Under the credit facilities, North Fork Bank, Valley National Bank, Merchants Bank Division and Signature Bank make available up to an aggregate of $102 million on a revolving basis, of which $85 million matures, under one facility, on February 16, 2007, and of which $17 million matures, under the other facility, on November 1, 2005. The maximum amount which can be outstanding under the credit facilities is the lesser of 65% of the first mortgages pledged to the lending banks as collateral or $102 million. At September 30, 2005, $102 million was available to be drawn based on the lending formula under our credit facilities and $89 million was outstanding. Borrowings under the credit facilities bear interest at the prime rate of North Fork Bank plus  1/2 of 1%, or 7.25% per annum as of September 30, 2005. The loan agreements between us and our lenders contain affirmative and negative covenants, including (1) a requirement that the ratio of shareholders’ equity to bank debt shall not be less than 1.30 to 1.00 until November 1, 2005 and not less than 1.50 to 1.00 thereafter, and (2) a required debt coverage ratio of 1.65 to 1. We are currently engaged in discussions with our lenders with respect to the establishment of an increased credit facility.

We also have the ability to borrow under a margin line of credit maintained with a national brokerage firm, secured by the common shares we own in Entertainment Properties Trust (“EPR”). Under the terms of this line of credit, we may borrow up to an amount equal to 50% of the market value of the EPR shares we own. At September 30, 2005, $22.5 million was available under this facility, of which $21.4 million was outstanding. At September 30, 2005, the interest rate paid on this margin facility was 5.75%.

Our Structure

We share facilities, personnel and other resources with several affiliated entities including, among others, Gould Investors L.P., a limited partnership involved in the ownership and operation of a diversified portfolio of real estate, and One Liberty Properties, Inc., a publicly-traded REIT. See “Certain Relationships and Related Party Transactions” in the accompanying prospectus. Jeffrey A. Gould, our President and Chief Executive Officer, George Zweier, our Vice President and Chief Financial Officer, two officers engaged in loan origination and underwriting activities, and two others engaged in underwriting activities devote substantially all of their business time to our company, while our other personnel share their services on a part-time basis with us and other affiliated entities that share our executive offices. The allocation of expenses for the shared facilities, personnel and other resources is computed in accordance with a shared services agreement by and among us and the affiliated entities, which we refer to as the Shared Services Agreement. The allocation is based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each entity that is a party to the Shared Services Agreement.

In addition, we are party to an advisory agreement, which we refer to as the Advisory Agreement, between us and REIT Management Corp. Pursuant to the Advisory Agreement, REIT Management furnishes advisory and administrative services with respect to our business, including, without limitation, arranging credit lines for us, participating in our loan analysis and approvals, providing investment advice, providing assistance with building inspections and litigation support. For services performed by REIT Management under the Advisory Agreement, REIT Management receives an annual fee of 1% payable on mortgages receivable, subordinated land leases and investments in unconsolidated ventures, as well as an annual fee of  1/2 of 1% of our invested assets other than mortgages receivable, subordinated land leases and investments in unconsolidated ventures. During the year ended September 30, 2004 and the nine months ended June 30, 2005, we paid $1.4 million and $1.3 million, respectively, to REIT Management under the Advisory Agreement. In addition, our borrowers pay fees directly to REIT Management based their loans, which generally are one-time fees payable upon funding of the loan commitment in the amount of 1% of the total commitment amount. During the year ended September 30, 2004 and the nine months ended June 30, 2005, these fees totaled $2.0 million and $1.8 million, respectively. REIT management is wholly owned by the chairman of our Board of Trustees and he and other of our executive officers receive compensation, directly or indirectly, from REIT Management.

We believe that the Shared Services Agreement and the Advisory Agreement allow our company to benefit from access to, and from the services of, a group of senior executives with significant real estate knowledge and experience. If not for the structure established under these agreements, we believe that a company of our size would not have access to the skills and expertise of these executives at the cost that it currently incurs.

Our Investment in Entertainment Properties Trust

As of September 30, 2005, we owned approximately 1.0 million common shares of EPR. These shares were purchased at an average cost for book purposes of $13.14 per share. As of September 30, 2005, the market value of this investment was approximately $45.0 million, or $44.63 per share. In our 2005 fiscal year, EPR paid or declared cash dividends to its shareholders at a quarterly rate of $0.625 per share, which provided us with an annual yield of 19% on our book cost. From time to time, we evaluate our investment in EPR and determine whether or not to sell any EPR shares, taking into consideration EPR’s results of operations and business prospects, as well as general market conditions.

Our Real Estate Assets

In addition to originating mortgage loans, we supervise the management of our real estate assets, which include properties that were acquired by foreclosure and properties owned by joint ventures in which we participate as an equity investor. At June 30, 2005, approximately 4% of our total assets, or an aggregate of approximately $9.9 million, were represented by four operating properties, three of which were acquired by foreclosure. At June 30, 2005, approximately 4% of our total assets, or an aggregate of approximately $8.9 million, were represented by interests in the joint ventures that collectively own eight properties. From time to time, we evaluate the status of our real estate assets and determine our short-term and long-term objectives for these investments.

THE OFFERING

Issuer	BRT Realty Trust

Securities offered

1,600,000             % Series A Cumulative Redeemable Preferred Shares (referred to herein as the Series A Preferred Shares). We may sell up to 240,000 additional shares of Series A Preferred Shares upon exercise of the underwriters’ over-allotment option.

Dividends

Investors will be entitled to receive cumulative cash dividends on the Series A Preferred Shares at a rate of             % per year of the $25.00 liquidation preference (equivalent to $            per year per share). Beginning on December 15, 2005, dividends will be payable quarterly, when and as declared, in arrears on the fifteenth calendar day of each March, June, September and December or, if not a business day, the next succeeding business day. Dividends will be cumulative from the date of original issuance, which is expected to be October             , 2005. The first dividend, to be paid on December 15, 2005, will be for less than a full quarter and pro rated accordingly. If our common shares are delisted from the New York Stock Exchange or any other national securities exchange or market as a result of a change of control or a going-private transaction, holders of our Series A Preferred Shares will be entitled to receive, when and as authorized by our Board of Trustees and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends from and after the date of such delisting at a rate of             % (100 basis points in excess of the current dividend) per annum of the $25.00 liquidation preference, equivalent to $            per annum per share. If the date that our common shares cease to be listed occurs prior to             , 2010, then the provisions limiting the redemption of the Series A Preferred Shares will be removed as of the date of such delisting.

Liquidation preference

If we liquidate, dissolve or wind up our operations, holders of the Series A Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to the date of payment, before any payments are made to the holders of our common shares.

Optional redemption

We may not redeem the Series A Preferred Shares prior to             , 2010, except in certain limited circumstances. On or after             , 2010, we may, at our option, redeem the Series A Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any at the redemption date.

Not convertible	The Series A Preferred Shares will not be convertible into any other securities.

Limited voting rights	Holders of the Series A Preferred Shares will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.

Information rights

During any period in which we are not subject to the reporting requirements of the Exchange Act, but our Series A Preferred Shares are outstanding, we will mail to all holders of our Series A Preferred Shares, as their names and addresses appear in our record books, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission if we were so subject (other than any exhibits that would have been required). We will mail the reports within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to the reporting requirements of the Exchange Act. In addition, during the same period, we will, promptly upon written request, supply copies of such reports to any prospective holder of our Series A Preferred Shares.

Restrictions on Ownership

In order to maintain our qualification as a REIT for federal income tax purposes, no person may own, directly or indirectly, more than 22.0% of our Series A Preferred Shares. Our declaration of trust also includes provisions which limit a shareholder’s ownership of our capital stock. See “Description of Series A Preferred Shares – Restrictions on Ownership and Transfer.”

Ranking

The Series A Preferred Shares, with respect to dividend rights and the distribution of assets upon our liquidation, dissolution or winding up, will rank (1) senior to all classes or series of our common shares and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Shares; (2) on a parity with all equity securities issued by us other than those referred to in clauses (1) and (3); (3) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series A Preferred Shares, and (4) junior to all existing and future indebtedness.

No maturity	The Series A Preferred Shares have no stated maturity date.

Listing

We intend to list the Series A Preferred Shares on the New York Stock Exchange under the symbol “BRT PrA.” If approved for listing, we expect trading of the Series A Preferred Shares on the NYSE to commence within the 30-day period after the initial delivery of the Series A Preferred shares.

Form	The Series A Preferred Shares will be maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

No rating	The Series A Preferred Shares have not been rated.

Use of proceeds	We are raising funds in this offering primarily to reduce our indebtedness under our revolving credit facilities.

Risk Factors

See “Additional Risk Factors” beginning on page S-11 of this prospectus and “Risk Factors” beginning on page 3 of the accompanying prospectus to read about certain risks you should consider before buying our Series A Preferred Shares.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discount but before our expenses, will be approximately $38.7 million (or approximately $44.5 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering to satisfy all amounts outstanding, if any, under our $17 million credit facility with North Fork Bank, Valley National Bank, Merchants Bank Division and Signature Bank, and we intend to use the balance of the net proceeds to reduce amounts outstanding under our $85 million credit facility with North Fork Bank, Valley National Bank, Merchants Bank Division and Signature Bank. Borrowings under the credit facilities bear interest at the prime rate of North Fork Bank plus  1/2 of 1%, or 7.25% per annum as of September 30, 2005. The $85 million credit facility matures on February 16, 2007 and the $17 million credit facility matures on November 1, 2005.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Dollars are in thousands, except per share amounts.

	For the Nine Months Ended June 30,		For the Year Ended September 30,
	2005	2004	2004	2003	2002
	(unaudited)
Consolidated Statement of Operations Data
Interest and fees on real estate loans	$14,634	$9,637	$13,913	$9,813	$11,897
Operating income from real estate properties	1,898	1,742	2,294	2,324	2,269
Recovery of previously provided allowances	—	—	—	—	500
Other, primarily investment income	1,908	1,775	2,376	2,667	2,732

Total revenue	18,440	13,154	18,583	14,804	17,398
Total expenses	8,629	7,133	9,642	6,388	6,152
Income before equity in earnings of unconsolidated real estate ventures, gain on sale of available-for-sale securities, minority interest and discontinued operations	9,811	6,021	8,941	8,416	11,246
Gain on sale of available-for-sale securities	680	1,641	1,641	4,332	—
Discontinued operations	—	1,150	1,261	499	807

Net income	10,537	8,854	12,002	13,683	12,586
Income per beneficial share:
Income from continuing operations	$1.36	$1.01	$1.41	$1.76	$1.60
Discontinued operations	—	0.15	0.17	0.07	0.11

Basic earnings per share	$1.36	$1.16	$1.58	$1.83	$1.71
Income from continuing operations	$1.35	$0.99	$1.39	$1.73	$1.57
Discontinued operations	—	0.15	0.16	0.07	0.11

Diluted earnings per share	$1.35	$1.14	$1.55	$1.80	$1.68
Cash distribution per common share	$1.46	$1.31	$1.79	$1.30	$1.04

	As of June 30,		As of September 30,
	2005	2004	2004	2003	2002
	(unaudited)
Consolidated Balance Sheet Data
Total assets	235,424	187,314	198,005	139,002	134,931
Earning real estate loans (1)	157,739	124,144	132,229	63,733	84,112
Non-earning real estate loans (1)	—	3,096	3,096	3,145	415
Real estate assets (1)	19,106	13,962	14,005	13,391	13,529
Available-for-sale securities at market	50,672	39,362	41,491	36,354	31,178
Borrowed funds	82,163	45,313	53,862	4,755	14,745
Mortgage payable	2,559	2,628	2,609	2,680	2,745
Shareholders’ equity	141,506	130,404	132,063	125,932	114,291

(1)	Earning and non-earning loans and real estate assets are presented without deduction of the related allowance for possible losses or any valuation allowance.

CAPITALIZATION

The following table sets forth our actual capitalization at June 30, 2005 and our capitalization as adjusted to give effect to the issuance of 1,600,000 of our Series A Preferred Shares in this offering at the offering price and the application of the estimated net proceeds from this offering, after deducting the estimated underwriting discount and commissions payable by us. The capitalization information set forth in the table below is qualified by the more detailed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. All figures presented in the table below are expressed in thousands, other than the share information and the figures included in the footnotes to the table.

	As of June 30, 2005
	Actual	As Adjusted (1)
Debt:
Mortgage notes payable	$2,559	$2,559
Borrowings under credit facilities	63,550	24,810
Margin loan	18,613	18,613

Total Debt	84,722	45,982

Shareholders’ Equity (2):
Preferred shares, $1 par value: Authorized 10,000,000 shares, none issued (actual) and 1,600,000 (Series A Preferred Shares issued as adjusted)	—	1,600
Shares of beneficial interest, $3 par value: Authorized number of shares - unlimited, issued—8,924,000 shares	26,772	26,772
Additional paid-in capital	83,440	120,580
Accumulated other comprehensive income—net unrealized gain on available-for-sale securities	34,717	34,717
Unearned compensation	(1,528)	(1,528)
Retained earnings	8,692	8,692
Cost of 1,229,000 treasury shares (3)	(10,587)	(10,587)

Total shareholders’ equity	141,506	180,246

Total capitalization	$226,228	$226,228

(1)	The “As Adjusted” amounts include the estimated net proceeds, after the underwriting discount and commissions to be paid by us, from the sale of 1,600,000 Series A Preferred Shares in this offering (without giving effect to any exercise of the underwriters’ over-allotment option).
(2)	Excludes minority interest of $165,000.
(3)	Includes 89,686 common shares reserved for issuance upon the exercise of outstanding options. We have historically transferred shares held by us as treasury shares to our option holders upon their exercise of their options.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth the historical ratio of earnings to combined fixed charges for the periods indicated:

	Nine Months Ended June 30, 2005	Year Ended September 30,
		2004	2003	2002	2001	2000
Ratio of Earnings to Combined Fixed Charges	5.06	7.48	25.06	23.87	13.59	19.33

For purposes of calculating the above ratios, earnings is calculated as income before equity in earnings of unconsolidated real estate ventures, minority interest and discontinued operations plus distributed earnings from equity investees and fixed charges. Fixed charges is calculated as the sum of interest expense and amortization of deferred financing costs. During the period commencing with the Trust’s fiscal year ended September 30, 2000 through June 30, 2005, the Trust did not have any preferred shares outstanding. The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

ADDITIONAL RISK FACTORS

You should consider the following additional risk factors, as well as the risk factors beginning on page 3 of the accompanying prospectus, before deciding to invest in our Series A Preferred Shares. We also refer you to the discussion of risk factors set forth in our Annual Report on Form 10-K for the year ended September 30, 2004, which is incorporated by reference into this prospectus supplement.

Dividends on the Series A Preferred Shares will not be paid unless declared by our Board of Trustees. We will pay quarterly dividends on the Series A Preferred Shares only if declared by our Board of Trustees. The Board of Trustees is not obligated or required to declare quarterly dividends. To the extent not paid, dividends on the Series A Preferred Shares will accrue and accumulate.

Investors in our Series A Preferred Shares may experience losses, volatility and poor liquidity, and we may reduce or delay payment of our dividends in a variety of circumstances. Our earnings, cash flow, book value, and dividends can be volatile and difficult to predict. Although we will seek to pay the regular Series A Preferred Shares dividend in the amount of $            per share each year, we may cut or delay our dividend payments in the future for a variety of reasons. We may not provide public warnings of such dividend reductions or payment delays prior to their occurrence. Fluctuations in our current and prospective earnings, cash flow and dividends, financial condition, performance and prospects, the market for similar securities, as well as many other factors such as general economic conditions, stock market conditions, or conditions in the financial or real estate markets, can affect the price of our Series A Preferred Shares. For example, higher market interest rates could cause the market price of our Series A Preferred Shares to go down. In addition, liquidity in the trading of our shares may be insufficient to allow investors to sell their shares in a timely manner or at a reasonable price.

Our Series A Preferred Shares have not been rated. Our Series A Preferred Shares have not been rated by any nationally recognized statistical rating organization, which may negatively affect their market value and your ability to sell them.

Our Series A Preferred Shares will be subordinate to our existing and future debt. Our Series A Preferred Shares will be subordinate to all of our existing and future debt, including our future debt convertible into our equity securities.

Holders of our Series A Preferred Shares will have limited voting rights. Your voting rights as a holder of Series A Preferred Shares will be limited. Our common shares are the only class of shares that have full voting rights. The voting rights of the Series A Preferred Shares exist primarily with respect to changes in the terms of the Series A Preferred Shares, the creation of additional classes or series of preferred shares that are senior to the Series A Preferred Shares, and in the event we do not pay dividends on the Series A Preferred Shares for six or more quarters. In general, only common shareholders can replace or remove any of our trustees. However, if we do not declare and pay full dividends for a total of six quarters, whether or not such quarters are consecutive, the holders of our Series A Preferred Shares and the holders of all other shares of any class or series ranking on a parity with the Series A Preferred Shares upon which like voting rights have been conferred and are exercisable, will acquire the right, voting as a single class, to appoint two additional trustees. The term of these two additional trustees will terminate when we pay the unpaid cumulative dividends on the Series A Preferred Shares, and those other shares, at which time the term of office of these two additional trustees will expire and the size of the Board of Trustees will be reduced by two trustees. The right to elect two trustees will be triggered again each time full dividends on any outstanding Series A Preferred Shares have not been paid for six or more quarterly periods, whether or not such quarters are consecutive. If holders of any other series of preferred shares have similar voting rights, they may have the right to vote with the holders of Series A Preferred Shares as a class in the election of such trustees.

There is no fixed maturity date or required redemption of the Series A Preferred Shares. There is no fixed maturity date or required redemption of the Series A Preferred Shares. Holders of Series A Preferred Shares do not have the right to require us to redeem or repurchase their shares.

Listing on the New York Stock Exchange does not guarantee a market for the Series A Preferred Shares. Although we intend to list our Series A Preferred Shares on the New York Stock Exchange, an active or liquid trading market may not develop. If an active trading market does not develop, the market price and liquidity of the Series A Preferred Shares will be adversely affected. Because the Series A Preferred Shares have no stated maturity date, investors seeking liquidity may be limited to selling their Series A Preferred Shares in the secondary market. If a market does develop, it may not be sustained or provide you with a means to sell your Series A Preferred Shares. In addition, we cannot guarantee you that the market price for the Series A Preferred Shares will equal or exceed the price you pay for the Series A Preferred Shares. The marketplace determines the trading prices for the Series A Preferred Shares and may be influenced by many factors, including our history of paying dividends on the Series A Preferred Shares, variations in our financial results, the market for similar securities, investors’ perception of us and general economic, industry, interest rate and market conditions. Because the Series A Preferred Shares will carry a fixed dividend rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes.

We can redeem the Series A Preferred Shares in our discretion after [            ], 2010. We have an option to redeem your Series A Preferred Shares beginning [            ], 2010. We may redeem the Series A Preferred Shares, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared), if any, to the redemption date. We can do this even if the market price for our Series A Preferred Shares exceeds the redemption amount payable for those Series A Preferred Shares.

Future offerings of debt or preferred equity securities may adversely affect the value of the Series A Preferred Shares. Our declaration of trust authorizes the issuance of up to 10,000,000 preferred shares in one or more series. Any new series of preferred shares may have rights, including rights to dividends, voting rights and rights to payments on liquidation, equal to those of the Series A Preferred Shares. The issuance of additional preferred shares on a parity with or senior to the Series A Preferred Shares could have the effect of diluting the interests and voting rights of holders of our Series A Preferred Shares. In addition, the Series A Preferred Shares will be subordinated to all our existing and future debt, including debt convertible into our equity securities. The certificate of designations for our Series A Preferred Shares does not contain any specific provisions affording the holders of our Series A Preferred Shares protection in the event of a highly leveraged transaction or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of our Series A Preferred Shares.

Your ability to acquire our Series A Preferred Shares is subject to restrictions. The Internal Revenue Code of 1986, as amended, (the “Code”) provides that not more than 50% by value of all of the capital stock of a REIT may be held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year, which is referred to as the five-or-fewer rule. Our declaration of trust provides that our Board of Trustees may redeem the shares owned by any shareholder if such shareholder’s ownership of our shares would cause our company to not qualify as a REIT pursuant to the five-or-fewer rule or pursuant to other rules applicable to REITs. In order to assure that we do not violate the five-or-fewer rule, the certificate of designation for the Series A Preferred Shares provides that no one person may own, directly or indirectly, in excess of 22.0% of our Series A Preferred Shares. In the event that our Board of Trustees is of the opinion, in good faith, that direct or indirect ownership of our equity securities has or may become concentrated in a manner inconsistent with the REIT provisions of the Code, our Board of Trustees will have the power to call for the redemption of the shares that are causing, or that may cause, such a concentration in ownership at a price equal to the closing bid price for the shares on the date fixed for such redemption. In addition to limiting the investment opportunity for certain investors, this limitation may have the effect of precluding an acquisition of control by a third party without the approval of our Board of Trustees even if a change in control were in your best interest.

OUR MANAGEMENT

The following sets forth information with respect to our executive officers and trustees:

Name	Age	Office
Fredric H. Gould	70	Chairman of the Board of Trustees
Jeffrey A. Gould	40	President and Chief Executive Officer; Trustee
Matthew J. Gould	46	Senior Vice President; Trustee
Simeon Brinberg	71	Senior Vice President, Secretary
David W. Kalish	58	Senior Vice President, Finance
Israel Rosenzweig	58	Senior Vice President
George E. Zweier	41	Vice President, Chief Financial Officer
Mark H. Lundy	43	Senior Vice President
Seth D. Kobay	50	Vice President, Treasurer
David Heiden	39	Vice President
Mitchell K. Gould	32	Vice President
Kenneth F. Bernstein	44	Trustee
Patrick J. Callan	69	Trustee
Louis Grassi	49	Trustee
David Herold	63	Trustee
Gary Hurand	57	Trustee
Jeffrey Rubin	37	Trustee

Fredric H. Gould has been our Chairman of the Board of Trustees since 1983. He was our Chief Executive Officer from 1996 to December 31, 2001. Mr. Gould has also served as Chairman of the Board of Directors, since 1989, and as President and Chief Executive Officer, from December 1999 to December 2001 and from July 2005 through the present, of One Liberty Properties, Inc., a real estate investment trust engaged in the ownership of income producing real properties leased to tenants under long term leases. Since 1985, Mr. Gould has been an executive officer (and is currently Chairman of the Board) of Georgetown Partners, Inc., the managing general partner of Gould Investors L.P., a limited partnership primarily engaged in the ownership and operation of real properties, and he serves as sole member of a limited liability company that is the other general partner of Gould Investors L.P. He is president of the advisor to BRT Realty Trust and a director of East Group Properties, Inc., a REIT the securities of which are traded on the New York Stock Exchange. Fredric H. Gould is the father of Jeffrey A. and Matthew J. Gould.

Jeffrey A. Gould has been our President and Chief Executive Officer since January 1, 2002. From March 1996 to January 1, 2002, he was our President and Chief Operating Officer. Mr. Gould has served as a member of the Board of Trustees of BRT Realty Trust since March 1997. Further, Mr. Gould has been Vice President since 1989 and a Senior Vice President and director since December 1999 of One Liberty Properties, Inc. He has also served as a Senior Vice President of the managing general partner of Gould Investors L.P. since 1996. Jeffrey A. Gould is the son of Fredric H. Gould.

Matthew J. Gould has been a Senior Vice President since 1996. He has been a member of our Board of Trustees since June 2004 and was previously a member of our Board of Trustees from March 2001 to March 2004. Mr. Gould also serves as a Vice President of the advisor to BRT Realty Trust. Additionally, Mr. Gould served as President and Chief Executive Officer from 1989 to December 1999 of One Liberty Properties, Inc. and became a Senior Vice President and member of its Board of Directors in December 1999. Further, Mr. Gould has served as President of the managing general partner of Gould Investors L.P. since 1996. Matthew J. Gould is the son of Fredric H. Gould.

Simeon Brinberg has been our Secretary since 1983 and a Senior Vice President since 1988. Mr. Brinberg has been a Vice President of Georgetown Partners, Inc., the managing general partner of Gould Investors L.P., since October 1988. Since June 1989, Mr. Brinberg has been a Vice President of One Liberty Properties, Inc.

Mr. Brinberg is a member of the bar of New York and was engaged in the private practice of law for approximately thirty years prior to 1988. Simeon Brinberg is the father-in-law of Mark H. Lundy.

David W. Kalish has been our Senior Vice President, Finance since August 1998. He was our Vice President and Chief Financial Officer from June 1990 until August 1998. He has also been Chief Financial Officer of One Liberty Properties, Inc. and Georgetown Partners, Inc. since June 1990. For more than five years prior to June 1990, Mr. Kalish, a certified public accountant, was a partner of Buchbinder Tunick & Company and its predecessors.

Israel Rosenzweig has been a Senior Vice President since April 1998. Mr. Rosenzweig has been a Vice President of Georgetown Partners, Inc. since May 1997 and since 2000 he has been President of GP Partners, Inc., an affiliate of Gould Investors L.P. which is engaged in providing advisory services in the real estate and financial services industries to an investment advisor. He also has been a Senior Vice President of One Liberty Properties, Inc. since May 1997.

George E. Zweier has been employed by us since June 1998 and was elected Vice President, Chief Financial Officer in August 1998. For approximately five years prior to joining us, Mr. Zweier, a certified public accountant, was an accounting officer with the Bank of Tokyo—Mitsubishi Limited in its New York office.

Mark H. Lundy has been a Senior Vice President since March 2005 and, prior to that, was a Vice President since 1993. He has been Secretary of One Liberty Properties, Inc. since June 1993 and he also serves as a Senior Vice President of One Liberty Properties, Inc. Mr. Lundy has been a Vice President of Georgetown Partners, Inc. since July 1990. He is a member of the bars of New York and Washington, D.C. Mark H. Lundy is the son-in-law of Simeon Brinberg.

Seth D. Kobay has been a Vice President and our Treasurer since March 1994. In addition, Mr. Kobay, a certified public accountant, has been the Vice President of Operations of Georgetown Partners, Inc. for more than the past five years and is a Vice President and Treasurer of One Liberty Properties, Inc.

David Heiden has been employed by us since April 1998 and has been a Vice President since March 1999. From May 1997 until April 1998, Mr. Heiden was an associate at GMAC Commercial Mortgage engaged in originating and underwriting commercial real estate loans for securitization. He is a licensed real estate appraiser and real estate broker.

Mitchell K. Gould has been employed by us since May 1998 and has been a Vice President since March 1999. From January 1998 until May 1998, he was employed by Bear Stearns Companies, Inc. where he was engaged in originating and underwriting commercial real estate loans for securitization. Mr. Gould is President of the Metropolitan Mortgage Officers Association and a director of the Young Mortgage Bankers Association.

Kenneth F. Bernstein has been a member of our Board of Trustees since March 2004. Mr. Bernstein has served as President and Chief Executive Officer of Acadia Realty Trust since January 2001 and has served as President of Acadia Realty Trust since August 1998.

Patrick J. Callan has been a member of our Board of Trustees since March 1984. Mr. Callan has been a real estate consultant since January 2001 and was a senior principal of the RREEF Funds, a real estate investment manager for pension funds, from 1984 to January 2001. In addition, Mr. Callan has served as a director of M&T Bank Corporation and as the Advisory Director of M&T Bank Corporation, New York City Division.

Louis Grassi has been a member of our Board of Trustees since March 2003. Mr. Grassi has been the managing partner of Grassi & Co., CPAs since 1984 and is a director of the Flushing Financial Corp.

David Herold has been a member of our Board of Trustees since March 1997. Mr. Herold is a private investor who served as the President and Chief Executive Officer of Metro Bancshares, Inc., the savings and loan holding company for Bayside Federal Saving and Loan Association, from 1988 to 1994.

Gary Hurand has been a member of our Board of Trustees since March 1990. Since 1973, Mr. Hurand has served as President of Dawn Donut Systems, Inc. In addition, Mr. Hurand has served as President of Management Diversified, Inc., a real property management and development company, since 1987. Mr. Hurand also serves as a member of the Board of Directors of Republic Bancorp, Inc.

Jeffrey Rubin has been a member of our Board of Trustees since March 2004. Mr. Rubin has also served as President and director of Newtek Business Services, Inc., a holding company for several wholly and majority owned operating subsidiaries and certified capital companies, since February 1999.

DESCRIPTION OF SERIES A PREFERRED SHARES

The following is a summary of the terms and provisions of the Series A Preferred Shares. This is a summary and does not completely describe our Series A Preferred Shares. For a complete description, we refer you to our Third Amended and Restated Declaration of Trust (which we refer to as our declaration of trust), the certificate of designations designating the Series A Preferred Shares and our bylaws, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

General

Under our declaration of trust, our Board of Trustees is authorized to issue an unlimited number of shares of beneficial interest, par value $3.00 per share, which we refer to in this prospectus supplement as our common shares, and 10,000,000 shares of preferred stock, par value $1.00 per share, which we refer to in this prospectus supplement as our preferred shares. Our Board of Trustees has adopted a certificate of designations which is part of our declaration of trust and which establishes the number and fixes the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred shares designated the             % Series A Cumulative Redeemable Preferred Shares, which we refer to as the Series A Preferred Shares. The certificate of designations classifies and designates 1,840,000 of our authorized but unissued preferred shares as the Series A Preferred Shares. In this offering, we will issue 1,600,000 Series A Preferred Shares (or 1,840,000 Series A Preferred Shares if the underwriters’ over-allotment option is exercised in full). As of the date of this prospectus supplement, there are currently no other classes or series of preferred shares authorized and outstanding.

We intend to list the Series A Preferred Shares on the NYSE, under the symbol “BRT PrA.” If approved for listing, we expect trading of the Series A Preferred Shares to commence within the 30-day period after the initial delivery of the Series A Preferred Shares. We will use our best efforts to maintain the listing of our Series A Preferred Shares on the New York Stock Exchange in accordance with the rules and regulations of the exchange.

Ranking

The Series A Preferred Shares, with respect to dividend rights and the distribution of assets upon our liquidation, dissolution or winding up, will rank (1) senior to all classes or series of our common shares and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Shares; (2) on a parity with all equity securities issued by us other than those referred to in clauses (1) and (3); (3) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series A Preferred Shares, and (4) junior to all existing and future indebtedness.

Dividends

As holders of Series A Preferred Shares, you will be entitled to receive, when, as and if authorized by our Board of Trustees, out of legally available funds, cumulative preferential cash dividends at the rate of             % of the liquidation preference per annum, which is equivalent to $            per share of Series A Preferred Shares per year.

Dividends on the Series A Preferred Shares will accrue and cumulate from the date of original issuance (October     , 2005) and will be payable quarterly in arrears on the fifteenth calendar day of each March, June, September and December or, if not a business day, the next succeeding business day. The initial dividend on the Series A Preferred Shares will be paid on December 15, 2005 if authorized by our Board of Trustees, and will be for less than a full quarter. We will pro rate and compute this initial dividend and any dividend payable for a partial dividend period on the basis of a 360-day year consisting of twelve 30-day months.

We will pay dividends to holders of record as they appear in our share records at the close of business on the applicable dividend record date. The dividend record date will be the first day of the calendar month in which the related dividend payment date falls, or such other date that our Board of Trustees designates for the payment of dividends that is not more than 30 nor less than 10 calendar days prior to the dividend payment date.

No dividend on the Series A Preferred Shares will be authorized or declared or paid or set apart for payment by us if such authorization, declaration, payment or setting apart for payment would violate any of our agreements or is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for payment of dividends and whether or not such dividends are authorized by our Board of Trustees. Accumulated but unpaid dividends will cumulate as of the dividend payment date on which they first become payable or on the date of redemption, as the case may be.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Shares and all other equity securities ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other equity securities ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Shares and such other equity security (which shall not include any accumulation in respect of unpaid distributions for prior dividends periods if such other equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the then current dividend period:

•	no dividends, other than distributions in kind of our common shares or other shares of our equity securities ranking junior to Series A Preferred Shares as to distributions and upon liquidation, may be authorized or paid or set aside for payment, and no other dividend may be authorized or made upon our common shares or any other shares of our equity securities ranking junior to or on a parity with the Series A Preferred Shares as to distributions or upon liquidation (other than pro rata dividends on preferred shares ranking on a parity as to distributions with the Series A Preferred Shares); and

•	no common shares or any other shares of our equity securities ranking junior to or on a parity with the Series A Preferred Shares as to distributions or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for other shares ranking junior to the Series A Preferred Shares as to distributions and amounts upon liquidation.

Holders of Series A Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Shares as described above. We will credit any dividend payment we make on the Series A Preferred Shares against the earliest accumulated but unpaid dividend due with respect to the Series A Preferred Shares which remains payable.

If our common shares are delisted from the New York Stock Exchange or any other national securities exchange or market as a result of a change of control or a going-private transaction, holders of our Series A Preferred Shares will be entitled to receive, when and as authorized by our Board of Trustees and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends from and after the date of such delisting at a rate of         % (100 basis points in excess of the current dividend) per annum of the $25.00 liquidation preference, equivalent to $             per annum per share. If the date that our common shares cease to be listed occurs prior to                     , 2010, then the provisions limiting the redemption of the Series A Preferred Shares will be removed as of the date of such delisting.

A “change of control” shall be deemed to have occurred at such time as (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than Frederic H. Gould, Jeffrey A. Gould, Matthew J Gould or any entity controlled by any one or more of them, becomes the ultimate “beneficial owner” (as defined by Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing 35% of the total voting power of the total voting stock of our company on a fully diluted basis; (b) the date we sell, transfer or otherwise dispose of substantially all of our assets; or (c) the date of the consummation of a merger or share exchange of our company with another entity where our shareholders immediately prior to the merger or share exchange, would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the board of directors immediately prior to the merger, or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean capital stock of any class or kind having the power to vote generally for the election of directors. A “going-private transaction” shall be deemed to have occurred at such time as a transaction under Rule 13(e)(3) of the Exchange Act has occurred.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, as a holder of Series A Preferred Shares you will be entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our common shares and any other shares of our equity securities ranking junior to the Series A Preferred Shares as to liquidation rights.

If, upon our voluntary or involuntary liquidation, dissolution or winding up, our assets are insufficient to make full payment of the liquidating distributions to holders of the Series A Preferred Shares and any other shares of our equity securities ranking on a parity with the Series A Preferred Shares as to liquidation rights, then the holders of the Series A Preferred Shares and parity shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of our remaining assets.

Our consolidation or merger with or into another entity, the merger of another entity with or into us, a statutory share exchange by us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will in each case not be deemed to constitute our liquidation, dissolution or winding up.

As permitted by Massachusetts law, the certificate of designations creating the Series A Preferred Shares provides that the liquidating preference of outstanding Series A Preferred Shares will not be added to our total liabilities in determining whether we may make a dividend or other distribution (other than upon voluntary or involuntary dissolution) on our common shares (or any other class or series of shares that are junior to the Series A Preferred Shares with respect to liquidating distributions). Massachusetts law does not allow a corporation to make a distribution if, after giving effect to the distribution, (a) the corporation would not be able to pay its obligations as they become due in the usual course of business or (b) the corporation’s total assets would be less than its total liabilities. Unless the corporation’s charter provides otherwise, liquidation preferences of shareholders whose preferential rights on dissolution are superior to those receiving the distribution are considered liabilities for the purpose of this test.

Redemption

The Series A Preferred Shares will not be redeemable prior to             , 2010. On or after             , 2010, we may, at our option and after giving the notice described below, redeem the Series A Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends to the date of redemption, whether or not authorized.

If we redeem fewer than all of the outstanding Series A Preferred Shares, our Board of Trustees will determine the number of shares to be redeemed. In such circumstances, the Series A Preferred Shares to be redeemed generally will be selected pro rata, by lot or in another equitable manner determined by our Board of Trustees. If such redemption is to be by lot and as a result of such redemption any holder of Series A Preferred Shares would become a holder either directly or indirectly of a number of Series A Preferred Shares in excess of the ownership limit described in the accompanying prospectus because such holder’s Series A Preferred Shares were not redeemed, or were only redeemed in part, then, we will redeem the requisite number of Series A Preferred Shares from such holder such that such shareholder will not hold in excess of the ownership limit subsequent to such redemption or otherwise transfer the shares as described in the accompanying prospectus.

Notwithstanding the foregoing, unless full cumulative dividends on all Series A Preferred Shares have been or contemporaneously are authorized and paid, or a sum sufficient for payment for all past dividend periods and the current dividend period is set apart, we will not:

•	redeem any Series A Preferred Shares unless we simultaneously redeem all outstanding Series A Preferred Shares; and

•	purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or any other shares of our equity securities ranking junior to or on a parity with the Series A Preferred Shares as to distributions or upon liquidation, except by conversion into or exchange for shares ranking junior to the Series A Preferred Shares as to distributions and upon liquidation.

The foregoing restrictions on redemptions, purchases and other acquisitions will not prevent the repurchase or redemption of our Series A Preferred Shares to preserve our REIT status and enforce against an individual holder the restrictions on ownership described in this prospectus supplement. These restrictions also do not prevent the repurchase or redemption of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Shares.

Immediately prior to any redemption of Series A Preferred Shares, we will pay, in cash, any accumulated and unpaid dividends to the redemption date, whether or not authorized, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Shares at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before the dividend payment date. Except as provided in the previous sentence, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares to be redeemed.

We will mail to you, if you are a record holder of Series A Preferred Shares, a notice of redemption not less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address, as shown on our share transfer books. Each notice will state, in addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, the following:

•	the redemption date;

•	the redemption price;

•	the number of Series A Preferred Shares to be redeemed;

•	the place where you may surrender certificates for payment of the redemption price; and

•	that the dividends on the Series A Preferred Shares to be redeemed will cease to accumulate on the redemption date.

If we redeem fewer than all of the outstanding Series A Preferred Shares, we will specify in the notice to you the number of Series A Preferred Shares to be redeemed from you.

On or after the date fixed for redemption, each holder of Series A Preferred Shares to be redeemed must present and surrender each certificate representing his or her Series A Preferred Shares to us at the place designated in the applicable notice and thereupon the redemption price of such Preferred Shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof and each surrendered certificate will be cancelled. If fewer than all the Preferred Shares represented by any such certificate representing Series A Preferred Shares are to be redeemed, a new certificate will be issued representing the unredeemed shares.

At our election, prior to a redemption date, we may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series A Preferred Shares to be redeemed will (1) state the date of such deposit, (2) specify the office of such bank or trust company as the place of payment of the redemption price and (3) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption date (including all accumulated and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years the redemption date will be returned to us by such bank or trust company.

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to cumulate on the Series A Preferred Shares designated for redemption and all of your rights as a holder of the Series A Preferred Shares will terminate with respect to such Preferred Shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to the redemption date.

Maturity

The Series A Preferred Shares do not have a stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

Voting Rights

As a holder of Series A Preferred Shares, you will not have any voting rights, except as set forth below.

Whenever dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of Series A Preferred Shares will be entitled, voting together as a single class with all other series of preferred shares of ours upon which like voting rights have been conferred and are exercisable, to elect a total of two additional trustees to our Board of Trustees at an annual meeting of shareholders or a special meeting held in place thereof or a properly called meeting of holders of the Series A Preferred Shares together with holders of any other series of preferred shares as to which dividends are so in arrears, and at each subsequent annual meeting or special meeting of shareholders until all dividends accumulated on the Series A Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, our entire Board of Trustees will be increased by two trustees.

So long as any Series A Preferred Shares remain outstanding, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding Series A Preferred Shares voting separately as a class:

•	authorize, or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the outstanding Series A Preferred Shares with respect to the payment of dividends or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;

•	reclassify any authorized equity securities into any such senior equity securities;

•	create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

•	amend, alter or repeal the provisions of our declaration of trust (including the certificate of designations for the Series A Preferred Shares), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof.

However, with respect to any such amendment, alteration or repeal of the provisions of our declaration of trust (including the certificate of designations for the Series A Preferred Shares), whether by merger or consolidation, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged in any adverse respect, taking into account that, upon the occurrence of such event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series A Preferred Shares, the occurrence of any such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Shares or the holders thereof. In addition, (1) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares or (2) any increase in the amount of authorized Series A Preferred Shares or any other class or series of our preferred shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or our winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Shares or the holders thereof.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series A Preferred Shares have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion

The Series A Preferred Shares are not convertible into or exchangeable for our property or securities.

Information Rights

During any period in which we are not subject to Sections 13 or 15(d) of the Exchange Act and any of our Series A Preferred Shares are outstanding, we will (1) transmit by mail to all holders of Series A Preferred Shares, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act were we subject to Sections 13 or 15(d) (other than any exhibits that would have been required), and (2) promptly upon written request, supply copies of such reports to any prospective holder of our Series A Preferred Shares. We will mail the reports to the holders of our Series A Preferred Shares within 15 days after the respective dates by which we would have been required to file the reports with the SEC were we subject to Sections 13 or 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, among other things, not more that 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year for which we elected to be taxed as a REIT). This test is applied by “looking through” certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of us by individuals. Additionally, our outstanding shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first taxable year for which we elected to be taxed as a REIT) or during a proportionate part of a shorter taxable year.

In order to ensure that that not more than 50% by value of all of our capital stock will ever be held by five or fewer individuals, directly or indirectly, at any time during the last half of any taxable year, our declaration of trust provides that if our Board of Trustees shall at any time and in good faith be of the opinion that direct or indirect ownership of our equity securities has or may become concentrated to an extent which is inconsistent with the requirements of the REIT provisions of the Code, our Board of Trustees shall have the power, in its sole discretion, to refuse to sell, transfer or deliver our shares to any person, corporation, partnership, trust or any other legal entity, or to call for redemption (from the person or entity whose most recent acquisition or purchase of our shares resulted in a concentration of shares which is believed to be contrary to the REIT provisions of the Code), of a number of our shares held by such person or entity sufficient in the opinion of our board of Trustees to bring the direct or indirect ownership of our shares into conformity with the requirements of the Code. In addition, the Certificate of designations designating our Series A Preferred Shares provides that no person may own, directly or indirectly, more than 22.0% of our Series A Preferred Shares.

In the event of any redemption called for by our Board of Trustees as described above, the redemption price shall be equal to the fair market value of the shares as reflected in the closing bid price for the shares as of the date fixed for redemption. From and after the date fixed for redemption by our Board of Trustees, the holder of any shares so called for redemption shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares, except only the right to payment of the redemption price. These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

In addition, our declaration of trust provides that our shareholders shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of our shares as our Board of Trustees deems necessary to comply with the REIT provisions of the Code.

These restrictions may have the effect of delaying, deferring or preventing a change in control in our company unless our Board of Trustees determines that maintenance of REIT status is no longer in our best interest.

Book-Entry, Delivery and Form

We will initially issue the Series A Preferred Shares in the form of one or more global securities, subject, at our option, to certain exceptions where we may issue the Series A Preferred Shares in certificated form. The global securities will be deposited with, or on behalf of, a depositary (the “Depository”) and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

The Depositary has advised us as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the liquidation preference of the Series A Preferred Shares represented by such global securities to the account of participants. The accounts to be credited shall be designated by the underwriters of such Series A Preferred Shares. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Series A Preferred Shares evidenced by the global certificates for all purposes of such Series A Preferred Shares and the certificate of designation. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Series A Preferred Shares represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Series A Preferred Shares in definitive form and will not be considered to be the owner or holder of any Series A Preferred Shares under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on Series A Preferred Shares represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in an amount proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Series A Preferred Shares or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

This section supplements the discussion under the same heading in the accompanying prospectus. The following discussion summarizes certain U.S. federal income tax considerations relating to the ownership and disposition of our Series A Preferred Shares. Holders of our Series A Preferred Shares should also consult the summary describing the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares in the accompanying prospectus. This discussion does not address any aspects of U.S. federal income taxation relating to our election to be taxed as a REIT. A summary of certain U.S. federal income tax considerations relating to our election to be taxed as REIT is provided in the accompanying prospectus.

In connection with this prospectus supplement, McCarter & English, LLP, our tax counsel, has opined that (1) the information contained in the accompanying prospectus under the heading “Certain Federal Income Tax Considerations,” to the extent that such information involves matters of law, is correct in all material respects under the Code; and (2) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with the taxable year ended December 31, 2001, and that our method of operation will enable us to continue to meet the requirements for qualification as a REIT under the Code. Investors should be aware that McCarter & English, LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, McCarter & English, LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. McCarter & English, LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Certain Federal Income Tax Considerations—Failure to Qualify” in the accompanying prospectus.

We urge prospective investors to consult their own tax advisors regarding the specific tax consequences to them of the acquisition, ownership, and disposition of our Series A Preferred Shares and of our election to be taxed as a REIT. Specifically, prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition, and election, and regarding potential changes in applicable tax laws.

Taxation of Series A Preferred Shares

Dividends

As long as we qualify to be taxed as a REIT, distributions made to our shareholders out of current or accumulated earnings and profits will be treated as dividends for federal income tax purposes and thus taxed to them as ordinary income, except that distributions of net capital gains designated by us as capital gain dividends will be taxed to them as long-term capital gain. Dividends received from REITs are generally not eligible for the new reduced tax rates (with a maximum rate of 15%) for corporate dividends received by individuals in years 2003 through 2008. See the discussion under the caption “Certain Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders” in the accompanying prospectus. To the extent that distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the shareholder’s shares with respect to which the distributions are paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of such shares. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred shares and then to our common shares. Therefore, depending on our earnings and profits, distributions with respect to our Series A Preferred Shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends rather than a return of capital or a distribution in excess of basis.

Capital Gain Dividends

We may, for any taxable year, elect to designate as capital gain dividends any portion of the dividends paid for the year to the holders of our shares (not in excess of our net capital gain for the year). In general, distributions from us that are designated as capital gain dividends will be taxed at maximum federal rates of 15% (through 2008) in the case of individuals and 35% in the case of corporations. If, for any taxable year, we make such designation, the portion of the amount so designated that will be allocable to the holders of our Series A Preferred Shares will be the amount so designated multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code and after allocating earnings and profits as described above under “Dividends”) paid to the holders of the Series A Preferred Shares for the year and the denominator of which will be the total dividends paid to the holders of shares of all classes of our shares for the year. See, generally, the discussion under the caption “Certain Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders” in the accompanying prospectus.

Redemption of Series A Preferred Shares

We may redeem our Series A Preferred Shares at our option, in whole or from time to time in part, beginning on                             , 2010 for cash at $25.00 per share plus any accrued and unpaid dividends through the date of redemption. See, generally, the discussion under “Certain Federal Income Tax Considerations—Taxation of U.S. Shareholders on Cash Redemption of Preferred Shares” in the accompanying prospectus. A redemption of Series A Preferred Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s share interest in our company, or (3) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, the common shares and preferred shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as the common shares and preferred shares actually owned by the holder, must generally be taken into account. If a holder of Series A Preferred Shares owns (actually and constructively) no outstanding common shares or an insubstantial percentage thereof, a redemption of Series A Preferred Shares of that holder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series A Preferred Shares depends upon the facts and circumstances at the time the determination must be made, prospective holders of our Series A Preferred Shares are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of our Series A Preferred Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (2) the holder’s adjusted tax basis in the Series A Preferred Shares. Such gain or loss will be capital gain or loss if the Series A Preferred Shares were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of individuals and will be taxed at ordinary income tax rates (of up to 35% through 2010) if the Series A Preferred Shares are held for one year or less. Gains recognized by U.S. holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. See, generally, the discussion under the caption “Certain Federal Income Tax Considerations—Taxation of U.S. Shareholders On the Disposition Of Shares” in the accompanying prospectus.

If a redemption of Series A Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted tax basis in the redeemed Series A Preferred Shares will be transferred to the holder’s remaining BRT shares, if any. If the holder owns no other BRT shares, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement concerning the Series A Preferred Shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Series A Preferred Shares indicated next to its name in the following table. The underwriters are obligated to purchase all of the Series A Preferred Shares other than those covered by the over-allotment option described below, if they purchase any of the Series A Preferred Shares, subject to approval of legal matters by counsel and to certain other conditions.

Underwriters	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.	[	]
Ryan Beck & Co., Inc.	[	]
Stifel, Nicolaus & Company, Incorporated	[	]
Cantor Fitzgerald	[	]

Total	1,600,000

If the underwriters sell more Series A Preferred Shares than the total number set forth in the table above, the underwriters have a 30-day option to buy up to an additional 240,000 Series A Preferred Shares from us, at the public offering price less the underwriting discounts and commissions, to cover these sales. If any Series A Preferred Shares are purchased under this option, the underwriters will severally purchase Series A Preferred Shares in approximately the same proportion as set forth in the table above.

The following table provides information regarding the amount of the discount to be paid to the underwriters. The amounts are shown assuming both no exercise and full exercise of the over-allotment option to purchase up to 240,000 additional Series A Preferred Shares, if any.

		Total
	Per Share	No Exercise of Option	Full Exercise of Option
Public offering price	$25.00	$40,000,000	$46,000,000
Underwriting discount and commissions to be paid by us	$0.7875	$1,260,000	$1,449,000
Proceeds, before expenses, to us	$24.2125	$38,740,000	$44,551,000

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

Series A Preferred Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Series A Preferred Shares sold by the underwriters to securities dealers may be sold at the public offering price per share less a concession not in excess of $0.50 per share, of which $0.10 per share may be reallocated to other dealers. If all of the Series A Preferred Shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

In connection with this offering, the underwriters may purchase and sell Series A Preferred Shares in the open market, pursuant to Regulation M under the Securities Act. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Series A Preferred Shares while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of Series A Preferred Shares than they are required to purchase in this offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in any amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing Series A Preferred Shares in the open market. In determining the source of Series A Preferred Shares to close out the covered short position, the underwriters will consider, among other things, the price of the Series A Preferred Shares available for purchase in the open market as compared to the price at which they may purchase Series A Preferred Shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Series A Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase shares in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased Series A Preferred Shares sold by, or for the account of, that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our Series A Preferred Shares. As a result, the price of our Series A Preferred Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

No underwriter is obligated to conduct market-making activities in our Series A Preferred Shares and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by McCarter & English, LLP. The validity of the Series A Preferred Shares will be passed upon by Rich May, a Professional Corporation. In addition, the description of federal income tax consequences in “Certain Federal Income Tax Considerations” is based on the opinion of McCarter & English, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn LLP.

EXPERTS

The consolidated financial statements of BRT Realty Trust and subsidiaries, and for each of the three years in the period ended September 30, 2004, including the schedules appearing therein, incorporated herein by reference in this prospectus supplement and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities to which this prospectus supplement relates will automatically be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus supplement or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other document which is also incorporated by reference modifies or supersedes that statement. You may obtain copies of all documents which are incorporated in this prospectus supplement by reference (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus supplement incorporates by reference), as well as a paper copy of this prospectus supplement and the accompanying prospectus, without charge upon written or oral request to BRT Realty Trust, 60 Cutter Mill Road, Great Neck, New York, 11021, telephone (516) 466-3100.

PROSPECTUS

BRT REALTY TRUST

Common Shares

Preferred Shares

Warrants

$100,000,000

We may offer and sell, from time to time, our common shares, preferred shares or warrants, in one or more offerings up to a total dollar amount of $100,000,000.

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will inform you about the specific terms of any offerings of our securities, and we may add to, update or modify the information contained in this document, in one or more prospectus supplements to this prospectus. Before you decide to invest, you should carefully read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus and the applicable prospectus supplement.

Our common shares are listed for trading on the New York Stock Exchange under the trading symbol “BRT.”

Investing in our securities involves certain risks. You should read this entire prospectus and the applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “ Risk Factors” beginning on page 3 of this Prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October 18, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process, which allows us to sell any combination of our common shares, preferred shares and warrants from time to time in one or more offerings for total proceeds of up to $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Prospectus supplements may also add to, update or change the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the SEC and incorporated herein by reference is accurate only as of the date of the document containing the information.

In this prospectus, references to “Trust,” “Company,” “we,” “us,” “our,” “registrant” and “BRT” refer to BRT Realty Trust. The phrase “this prospectus” refers to this prospectus and the applicable prospectus supplement, unless the context otherwise requires. References to “securities” refer to the common shares, preferred shares and warrants offered by this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. These forward-looking statements are subject to various risks and uncertainties, including those related to:

•	our ability to originate loans on favorable terms;

•	increased competition from entities engaged in mortgage lending;

•	general and local real estate conditions;

•	general and local economic conditions;

•	changes in federal, state and local government laws and regulations;

•	our ability to maintain our qualification as a real estate investment trust; and

•	the availability of, and costs associated with, sources of liquidity.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus and in any applicable prospectus supplement or described in reports that we file from time to time with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, could cause our actual results to differ materially from those projected in any forward-looking statements.

Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ABOUT BRT REALTY TRUST

We are a real estate investment trust, also known as a REIT, primarily engaged in originating senior and junior real estate mortgage loans. In addition, we originate participating mortgage loans and purchase pari passu, senior and junior participations in existing mortgage loans originated by others. We also originate senior and junior mortgage loans for joint ventures in which we are an equity participant. Our investments in mortgage loans are generally secured by income producing real property; however, at times, we originate loans secured by improved commercial or multi-family residential properties that are vacant, pending renovation and sale or leasing, or secured by interests in the owner of the property (commonly referred to as “mezzanine” loans). In addition to these activities, from time to time, we provide mortgage financing secured by undeveloped real property and invest in the equity securities of other REITs.

We were organized as a business trust under the laws of the Commonwealth of Massachusetts in 1972. Our principal executive offices are located at 60 Cutter Mill Road, Great Neck, New York 11021 and our telephone number is (516) 466-3100. Our website is www.brtrealty.com. The information contained on our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

RISK FACTORS

In addition to the information contained in this prospectus, in the applicable prospectus supplement, and in the documents incorporated by reference into this prospectus, you should carefully consider the following information before making an investment decision. If any of the following risks actually occur, our financial condition and our results of operations could be materially and adversely affected. Additional risks and uncertainties not presently known to us may also impair our business operations.

Risks Related to Our Business

If borrowers default on loans, we will experience a decrease in income and any recovery may be limited by the value of the underlying property.

Loan defaults will result in a decrease in interest income and an increase in loan loss reserves. The decrease in interest income resulting from loan defaults may be for a prolonged period of time as we seek to recover the outstanding principal balance, accrued interest, default interest and our legal costs. These legal proceedings, which may include foreclosure actions and bankruptcy and reorganization proceedings, are expensive and time consuming. The decrease in interest income and the costs involved in seeking to recover the outstanding amounts will reduce the amount of cash available to meet our expenses. In addition, the decrease in interest income combined with increases in loan loss reserves will have an adverse impact on our net income, taxable income and shareholders’ equity. The decrease in interest income and the costs involved in seeking to recover the outstanding amounts could also have an adverse impact on the cash distributions paid by us to our shareholders and our ability to continue to pay cash distributions in the future.

Our primary source of recovery in the event of a loan default is the real property underlying a defaulted loan and, therefore, the value of our loan depends upon the value of the underlying real property. The value of the underlying property is dependent on numerous factors outside of our control, including national, regional and local business and economic conditions, government economic policies, the level of interest rates and non performance of lease obligations by tenants occupying space at the underlying real property. The loan to value ratio of certain of our loans exceeds 80%. The loan to value ratio is the ratio of the amount of one of our loans, plus any senior indebtedness, to the value of the real property underlying the loan as determined by our own in-house procedures. The higher the loan to value ratio, the greater the risk that the amount obtainable from a foreclosure or bankruptcy sale may be insufficient to repay the loan in full upon default. In addition, we may find it necessary to acquire the property at a foreclosure sale or bankruptcy auction, in which event we assume the risks that may result from ownership of the property.

If a significant number of our mortgage loans are in default or we otherwise must write down our loans, a breach of our revolving credit facility could occur.

Our revolving credit facility with North Fork Bank, Valley National Bank, Merchants Bank Division and Signature Bank includes financial covenants that require us to maintain certain financial ratios, including a debt service ratio and an equity to indebtedness ratio. If a significant number of our mortgage loans are in default or if a recessionary environment exists under which generally accepted accounting principles require us to take provisions against our loans or against our real estate assets, our financial position could be materially adversely affected causing us to be in breach of the financial covenants.

A breach by us of the covenants to maintain the financial ratios would place us in default under our revolving credit facility, and, if the banks called a default and required us to repay the full amount outstanding under the revolving credit facility, we might be required to dispose of assets in a rapid fashion, which could have an adverse impact on the amounts we would receive on such disposition. If we are unable to dispose of assets in a timely fashion to the satisfaction of the banks, the banks could foreclose on all, or any portion of, our loan portfolio pledged to the banks as collateral, which could result in the disposition of loans at below market values. The disposition of loans at below our carrying value would adversely affect our net income, reduce our net worth and adversely affect our ability to pay cash distributions to our shareholders.

The inability of our borrowers to refinance or sell underlying real property may lead to defaults on our loans.

A substantial majority of our mortgage portfolio is short term and due within five years. In addition, our borrowers are required to pay all or substantially all of the principal balance of our loans at maturity, in most cases with little or no amortization of principal over the term of the loan. Accordingly, in order to satisfy this obligation, at the maturity of a loan, a borrower will be required to refinance or sell the property or otherwise raise a substantial amount of cash. The ability to refinance or sell or otherwise raise a substantial amount of cash is dependent upon factors which neither we nor our borrowers control, such as national, local and regional business and economic conditions, government economic policies and the level of interest rates. If a borrower is unable to pay the balance due at maturity, and we are not willing to extend or restructure the loan, in most cases we will be required to foreclose on the property, which can be expensive and time consuming and could adversely affect our net income, shareholders’ equity and cash distributions to shareholders.

A significant portion of our loans are subordinate loans which may carry a greater risk of loss than senior loans.

We also loan funds to our borrowers in the form of junior mortgage loans or junior participations in mortgage loans. Because of their subordinate position, junior liens carry a greater risk than senior liens, including a substantially greater risk of non-payment of interest or principal. A decline in real estate values in the region in which the underlying property is located could adversely affect the value of our collateral, so that the outstanding balance of senior liens may exceed the value of the underlying property.

In the event of a default on a junior lien, if permitted, we may elect to make payments to the senior mortgage holder in order to prevent foreclosure of the senior lienholder. However, in certain situations, we may not have the right to make payments to the senior lienholder, or may choose not to make such payments despite having the right to do so. In such case, the senior lienholder may foreclose and we will be entitled to share in the proceeds of the foreclosure sale only after amounts due to senior lienholders have been paid in full. This can result in the loss of all or part of our investment, adversely affecting our net income, shareholders’ equity and cash distributions to our shareholders.

We may suffer a loss if a borrower defaults on a loan that is secured by undeveloped land.

We may provide loans that are secured by undeveloped land. These loans may be subject to a higher risk of default because such properties generally are not income-producing properties. Following a borrower’s default, we may experience delays in enforcing our rights as a lender and may incur costs in protecting our investment. In addition, the market value of such properties may be volatile. Consequently, in the event of a default and foreclosure, we may not be able to sell such a property for an amount equal to our investment quickly or at all. As a result, we may lose all or part of our investment, adversely affecting our net income, shareholders’ equity and cash distributions to our shareholders.

We may suffer a loss if a borrower defaults on a loan that is not secured by underlying real estate.

We occasionally provide loans that are secured by equity interests in the borrowing entities. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default and foreclosure or bankruptcy sale, those secured lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate. As a result, we may lose all or part of our investment, adversely affecting our net income, shareholders’ equity and cash distributions to our shareholders.

We are subject to the risks associated with loan participations, such as lack of full control rights.

Some of our investments are participating interests in loans in which we share the rights, obligations and benefits of the loan with other participating lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceeding and the institution of, and control over, foreclosure proceedings. In addition, to the extent our participation represents a minority interest, a majority of the participants may be able to take actions which are not consistent with our objectives.

We may have less control of our investment when we invest in joint ventures.

We have made loans to, and acquired equity interests in, joint ventures that own income producing real property. Our co-venturers may have different interests or goals than we do or our co-venturers may not be able or willing to take an action that is desired by us. A disagreement with respect to the activities of the joint venture could result in a substantial diversion of time and effort by our management and could result in our exercise, or one of our co-venturer’s exercise, of the buy/sell provision typically contained in our joint venture organizational documents. In addition, there is no limitation under our charter documents as to the amount of funds that we may invest in joint ventures. Accordingly, we may invest a substantial amount of our funds in joint ventures which ultimately may not be profitable as a result of disagreements with or among our co-venturers.

Our allowance for loan losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. We maintain an allowance for loan losses to manage the risk associated with loan defaults and non-performance by assessing the likelihood of non-performance, tracking loan performance and diversifying our portfolio. However, unexpected losses may occur that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence or control.

The allowance for loan losses reflects our estimate of the probable losses in our loan portfolio at the relevant balance sheet date. Our allowance for loan losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination associated with the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

The geographic concentration of our portfolio may make our revenues and the value of our portfolio vulnerable to adverse changes in local economic conditions.

A substantial amount of our outstanding loans are secured by properties located in the New York metropolitan area, including New Jersey and Connecticut, although we originate and hold for investment loans secured by real property located anywhere in the United States and Puerto Rico. A lack of geographical diversification may make our mortgage portfolio more sensitive to local or regional economic conditions, which may result in higher default rates than might be incurred if our portfolio were more geographically diverse.

We face intense competition in acquiring desirable mortgage investments.

We encounter significant competition from other REITs, banks, pension funds, public and private lending companies and mortgage bankers. Many of our competitors are larger than us, may have greater access to capital and other resources and may have other advantages over us in providing certain services to borrowers. Competition may result in higher prices for mortgage assets, lower yields and a narrower spread of yields over borrowing costs. In addition, an increase in funds available to lenders, or a decrease in borrowing activity, may increase competition for making loans and may result in loans available to us having a greater risk.

Our revenues and the value of our portfolio are affected by a number of factors that affect investments in real estate generally.

We are subject to the general risks of the real estate market. These include adverse changes in general and local economic conditions, demographics, retailing trends and traffic patterns, competitive overbuilding, casualty losses and other factors beyond our control. The value of the collateral underlying our loans, as well as the real estate owned by us and by joint ventures in which we participate, also may be negatively affected by factors such as the cost of complying with environmental regulations and liability under applicable environmental laws, interest rate changes and the availability of financing. Income from a commercial or multifamily residential property will also be adversely affected if a significant number of tenants are unable to pay rent, if tenants terminate or cancel leases or if available space cannot be rented on favorable terms. Operating and other expenses of properties, particularly significant expenses such as real estate taxes, maintenance costs and casualty and liability insurance costs, generally do not decrease when income decreases and even if revenues increase, operating and other expenses may increase faster than revenues.

Changes in interest rates may harm our results of operations.

Our results of operations are likely to be harmed during any period of unexpected or rapid changes in interest rates. A substantial or sustained increase in interest rates could harm our ability to originate mortgage loans or acquire participations in mortgage loans. Interest rate fluctuations may also harm our earnings by causing an increase in mortgage prepayments or by changing the spread between the interest rates on our borrowings and the interest rates on our mortgage assets.

Our revenues and the value of our portfolio may be negatively affected by casualty events occurring on properties securing our loans.

We require our borrowers to obtain, for our benefit, comprehensive insurance covering the property and any improvements to the property collateralizing our loan in an amount intended to be sufficient to provide for the costs of replacement in the event of casualty. In addition, joint ventures in which we are a participant carry comprehensive insurance covering the property and any improvements to the property owned by the venture for the costs of replacement in the event of a casualty. Further, we carry insurance for such purpose on properties owned by us. However, the amount of insurance coverage maintained for any property may not be sufficient to pay the full replacement cost following a casualty event. In addition, the rent loss coverage under a policy may not extend for the full period of time that a tenant may be entitled to a rent abatement that is a result of, or that may be required to complete restoration following, a casualty event. In addition, there are certain types of losses, such as those arising from earthquakes, floods, hurricanes and terrorist attacks that may be uninsurable or that may not be economically insurable. Changes in zoning, building codes and ordinances, environmental considerations and other factors may make it impossible for our borrower, a joint venture or us, as the case may be, to use insurance proceeds to replace damaged or destroyed improvements at a property. If any of these or similar events occur, the amount of coverage may not be sufficient to replace a damaged or destroyed property and/or to repay in full the amount due on all loans collateralized by such property. As a result, our returns and the value of our investment may be reduced.

Senior management and other key personnel are critical to our business and our future success may depend on our ability to retain them.

We depend on the services of Fredric H. Gould, chairman of our board of trustees, Jeffrey A. Gould, our president and chief executive officer, and other members of our senior management to carry out business and investment strategies. In addition to Jeffrey A. Gould, only three other officers, our vice presidents, David Heiden and Mitchell Gould, and our vice president and chief financial officer, George Zweier, devote substantially all of their business time to our company. The remainder of our executive management personnel share their services on a part-time basis with entities affiliated with us and located in the same executive offices. In addition, Jeffrey A. Gould devotes a limited amount of his business time to entities affiliated with us. As we grow our business, we will need to attract and retain qualified senior management and other key personnel, both on a full-time and part-time basis. The loss of the services of any of our senior management or other key personnel or our inability to recruit and retain qualified personnel in the future, could impair our ability to carry out our business and our investment strategies. We do not carry key man life insurance on members of our senior management.

Our transactions with affiliated entities involve conflicts of interest.

Entities affiliated with us and with certain of our officers provide services to us and on our behalf and we intend to continue the relationships with such entities in the future. Although our policy is to ensure that we receive terms in transactions with affiliates that are at least as favorable as those that we would receive if the transactions were entered into with unaffiliated entities, these transactions raise the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities.

We will be adversely affected by a decrease in the market value of, or cash distributions paid on, shares of Entertainment Properties Trust.

The closing market value of the shares of Entertainment Properties Trust (“EPR”) owned by us at June 30, 2005 was $46,441,600 while our cost basis was $13,262,000. At June 30, 2005, our balance sheet reflects as an asset $50,672,000 of available-for-sale securities, of which $46,441,600 represents the market value of the shares of EPR owned by us on June 30, 2005 and $33,180,000, or 23% of our shareholders’ equity, represents the difference between our cost basis for such shares and the market value for such shares. We have no business relationship, affiliation with or influence over the business or operations of EPR. Any substantial decrease in the market value of EPR shares, whether resulting from activities of EPR, its management, market forces or otherwise, could result in a material decrease in our total assets and our shareholders’ equity.

Our ownership of shares of EPR resulted in the receipt by us for the fiscal year ended September 30, 2004 of cash dividends of $2,271,000. In the fiscal year ended September 30, 2004, we sold 61,300 EPR shares for a gain of $1,378,000. If there is a decrease in the EPR dividend, for any reason, it could reduce the amount of cash distributions available for our shareholders. In addition, if the market price of EPR’s common shares were to decline, our profit from the sale of these shares would decline or could be eliminated.

We have established a margin line of credit collateralized by the EPR shares owned by us. At June 30, 2005, $23,221,000 was available under this line of credit of which $18,613,000 was outstanding. When we have amounts outstanding under the margin line of credit, a significant decrease in the value of the EPR shares could result in a margin call and, if cash is not available from other sources, a sale of EPR shares may be required at a time when we would prefer not to sell EPR shares, resulting in the possibility that such shares could be sold at a per share loss.

Risks Related to the REIT Industry

Failure to qualify as a REIT would result in material adverse tax consequences and would significantly reduce cash available for distributions.

We believe that we operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Qualification as a REIT involves the application of technical and complex legal provisions for which there are limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If we fail to qualify as a REIT, we will be subject to federal, state and local income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and would not be allowed a deduction in computing our taxable income for amounts distributed to shareholders. In addition, unless entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would reduce significantly our net income and the cash available for distributions to shareholders.

We are subject to certain distribution requirements that may result in our having to borrow funds at unfavorable rates.

To obtain the favorable tax treatment associated with being a REIT, we generally will be required, among other things, to distribute to our shareholders at least 90% of our taxable income (subject to certain adjustments) each year. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

As a result of differences in timing between the receipt of income and the payment of expenses, and the inclusion of such income and the deduction of such expenses in arriving at taxable income, and the effect of nondeductible capital expenditures, the creation of reserves and the timing of required debt service (including amortization) payments, we may need to borrow funds on a short-term basis in order to make the distributions to our shareholders necessary to retain the tax benefits associated with qualifying as a REIT, even if we believe that then prevailing market conditions are not generally favorable for such borrowings. Such borrowings could reduce our net income and the cash available for distributions to holders of our shares.

Compliance with REIT requirements may hinder our ability to maximize profits.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning among other things, our sources of income, the amounts we distribute to our shareholders and the ownership of securities. We may also be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Accordingly, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of such issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer, other than a qualified REIT security. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. This requirement could cause us to dispose of assets for consideration of less than their true value and could lead to a material adverse impact on our results of operations and financial condition.

Your investment in our shares has various U.S. federal, state and local income tax risks that could affect the value of your investment.

Although the provisions of the Code relevant to your investment in our shares are generally described in “Certain Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our shares because of the complex nature of the tax rules applicable to REITs and their shareholders.

Risks Related to Ownership of Our Securities

We may issue securities with rights or preferences that are senior to the rights of the securities you purchase.

Our declaration of trust authorizes the issuance of up to 10,000,000 preferred shares in one or more series. Any series of preferred shares may have rights to dividends that are equal or senior to those of the securities you purchase. Our board of trustees, without any action by our shareholders, may amend our declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class that we are authorized to issue. The issuance of preferred shares could have the effect of decreasing the amount of income available for distribution to common shareholders. The issuance of an additional series of preferred shares on a parity with or senior to an initial series of preferred shares could have the effect of diluting the interests and voting rights of holders of an initial series of preferred shares.

We may sell additional common shares in order to expand our business, which will dilute your percentage ownership and may cause the price of our common shares to decline.

There are 7,804,429 of our common shares outstanding as of September 15, 2005. This prospectus may relate to the offering of common shares or other securities exercisable for, convertible into or exchangeable for common shares. In order to expand our business, we may sell additional common shares, or other securities convertible into or exchangeable for our common shares, which would cause dilution of our existing shareholders and could result in a decrease in the market price of our common shares.

Future sales of our shares may cause the price of our shares to decline.

Substantially all of our outstanding common shares are freely tradable without restriction or further registration. Affiliates must sell all shares they own in compliance with the volume and other requirements of Rule 144, except for the holding period requirements. Nevertheless, sales of substantial amounts of our shares by our shareholders or even the potential for such sales, may have an adverse effect on the market price of our shares and could impair our ability to raise capital through the sale of our equity securities.

Increases in interest rates could lower the trading price of our shares.

The trading prices of equity securities issued by REITs historically have been affected by changes in broader market interest rates, with increases in interest rates resulting in decreases in trading prices. As a result, an increase in market interest rates could lower the trading price of our equity securities.

There is no guarantee that there will be an active or liquid market for our preferred shares.

As of the date of this prospectus, we do not have any preferred shares outstanding. If we issue preferred shares, an active or liquid trading market for the preferred shares may not develop. Even if a market does develop, it may not be sustained and may not provide you with a means to sell your preferred shares. If an active trading market does not develop, the market price and liquidity of our preferred shares will be adversely affected. Even if an active public market does develop, we cannot guarantee you that the market price for preferred shares that you purchase will equal or exceed the price you pay for the preferred shares.

Our shareholders may have personal liability for our acts and obligations.

It is possible that certain states may not recognize the limited liability of shareholders, although BRT’s Third Amended and Restated Declaration of Trust, (which we refer to herein as our declaration of trust) provides that our shareholders shall not be subject to any personal liability for our acts or obligations. Upon payment of any such liability, however, the shareholder will, in the absence of willful misconduct on the shareholder’s part, be entitled to reimbursement from our general assets, to the extent such assets are sufficient to satisfy the claim.

We cannot assure you of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of trustees may deem relevant from time to time. We cannot assure you that we will be able to pay dividends in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus will be used for general business purposes, including, without limitation, the repayment of debt and the origination of or the acquisition of real estate mortgage loans, participations in mortgage loans, or the acquisition of other real estate assets. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds from any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth the ratios of earnings to combined fixed charges for the Trust for each of the five years ended September 30, 2004, 2003, 2002, 2001 and 2000 and for the nine months ended June 30, 2005.

	For the nine months ended June 30, 2005	For the years ended September 30,
		2004	2003	2002	2001	2000
Fixed charge coverage (1)	5.06	7.48	25.06	23.87	13.59	19.33

(1)	Earnings is calculated as income before equity in earnings of unconsolidated real estate ventures, minority interest and discontinued operations plus distributed earnings from equity investees and fixed charges. Fixed charges is calculated as the sum of interest expense and amortization of deferred financing costs. During the period commencing with the Trust’s fiscal year ended September 30, 2000 through June 30, 2005, the Trust did not have any preferred shares outstanding.

DESCRIPTION OF SECURITIES

The following paragraphs constitute a summary as of the date of this prospectus and do not purport to be a complete description of our securities. The following paragraphs are qualified in their entirety by our declaration of trust, our bylaws and Massachusetts law. For a complete description of our securities, we refer you to our declaration of trust and our bylaws, each of which is incorporated by reference in this prospectus and any accompanying prospectus supplement.

Overview

Our authorized capital consists of an unlimited number of shares of beneficial interest, par value $3.00 per share, which we refer to in this prospectus as our common shares, and 10,000,000 shares of preferred stock, par value $1.00 per share, which we refer to in this prospectus as our preferred shares. As of September 15, 2005, 7,804,429 of our common shares were outstanding (including 86,310 shares awarded under restricted stock grants subject to vesting conditions) and no preferred shares were outstanding. We may issue and sell as many common shares as our board of trustees determines in its sole discretion.

Description of Common Shares

Unless otherwise provided for in the applicable prospectus supplement, our common shares have equal non-cumulative voting, distribution, liquidation, redemption and other rights and have one vote per share on all matters submitted to a vote of the shareholders. Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or preemptive rights. Holders of common shares are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. All of our common shares issuable under this prospectus have been duly authorized and will be fully paid and non-assessable.

Subject to our declaration of trust, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Our declaration of trust provides that shareholders are entitled to vote only upon the following matters:

•	election or removal of trustees;

•	amendment of our declaration of trust or termination of the trust;

•	any transaction involving our merger or consolidation, or the sale, lease or exchange of all or substantially all of our property and assets;

•	termination of any contract with an advisor to which our trustees have delegated the authority to conduct our business; and

•	determination of whether a court action, proceeding or claim should be brought or maintained derivatively or as a class action on our behalf or on behalf of our shareholders.

Except with respect to these matters, no action taken by our shareholders at any meeting shall in any way bind our board of trustees.

There is no cumulative voting in the election of trustees. Accordingly, holders of a majority of the outstanding common shares entitled to vote in any election of trustees may elect all of the trustees standing for election, subject to the voting rights, if any, of any class or series of our preferred shares that may be outstanding from time to time.

Description of Preferred Shares

Our charter authorizes us to issue up to 10,000,000 preferred shares. As of the date of this prospectus, no preferred shares are outstanding. Subject to limitations of Massachusetts law, our declaration of trust and the New York Stock Exchange rules, our board of trustees is authorized to fix the number of shares constituting each series of preferred shares and the terms, rights, restrictions and qualifications, including preferences, voting powers, dividend or distribution rights and redemption, sinking fund and conversion rights, and such other subjects or matters as may be fixed by resolution of our board of trustees or a duly authorized committee thereof.

Any preferred shares issued may rank prior to the common shares as to dividends and will rank prior to the common shares as to distributions in the event of our liquidation, distribution or winding up. The ability of our board of trustees to issue preferred shares could, among other things, adversely affect the voting powers of common shareholders. If we issue preferred shares, the preferred shares will be validly issued, fully paid and non-assessable.

Prior to the issuance of a new series of preferred shares, we will file, with the Secretary of the Commonwealth of Massachusetts, an Amendment of Trust that will become part of our declaration of trust that will set forth the terms of the new series. The prospectus supplement relating to any preferred shares offered thereby will describe the specific terms of the preferred shares, including:

•	the title and stated value;

•	the number of shares offered, liquidation preference, if any, and offering price;

•	the distribution rate, if any, and if applicable, the distribution periods and payment dates;

•	any cumulative, non-cumulative or partially cumulative feature of any distribution;

•	the date on which distribution, if any, begin to accrue, and, if applicable, accumulate;

•	any auction and remarketing procedures;

•	any retirement or sinking fund requirement;

•	the terms and conditions of any redemption right;

•	the terms and conditions of any conversion or exchange right;

•	any listing of the offered shares on any securities exchange;

•	any voting rights;

•	the relative ranking and preferences of the preferred shares as to distributions, liquidation, dissolution or winding up;

•	any limitations on issuances of any other series of preferred shares ranking senior to or on a parity with the series of preferred shares as to distributions, liquidation, dissolution or winding up;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Description of Warrants

We may issue warrants to purchase common shares or preferred shares, which we refer to in this prospectus as “warrants.” Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a specified warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants offered thereby will describe the specific terms of the warrants, including:

•	the title of the warrants;

•	the aggregate number of outstanding warrants;

•	the price or prices at which the warrants will be issued;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PROVISIONS OF OUR DECLARATION OF TRUST

Restrictions on Acquisition and on Transfer

Our board of trustees may (1) refuse to issue, sell, transfer or deliver an amount of our common shares or preferred shares to any person or entity, or (2) call for the redemption of an amount of our common shares or preferred shares from any person or entity if, in either case, the acquisition of an amount of our common shares or preferred shares by such person or entity would, in the opinion of our board of trustees, result in our disqualification as a REIT. All certificates representing our common shares bear a legend referring to these restrictions and, in the event we issue any preferred shares, all certificates representing such preferred shares shall also bear a legend referring to these restrictions. If so requested by us, you must file a written response to our request for share ownership information which we will mail to you. In addition, you must disclose to us in writing any additional information we request in order to determine the extent of your direct or indirect ownership of our shares and its effect, if any on our REIT status.

Restrictions on Acquisition of Control

Our declaration of trust contains provisions that may delay, defer or prevent a takeover attempt, which may prevent shareholders from receiving a “control premium” for their shares. These provisions may defer or prevent tender offers for our common shares or purchases of large blocks of our common shares which could thereby limit the opportunities for our shareholders to receive a premium for their common shares over then-prevailing market prices. These provisions include the following:

•	Authorization of “blank check” preferred shares. Under the terms of our declaration of trust, we are authorized to issue up to 10 million “blank check” preferred shares and to determine the price, privileges and terms of those shares. Specific rights we may grant to future holders of preferred shares could be used to restrict an ability to merge with, or sell our assets to, a third party.

•	Classified board structure. Our board of trustees is divided into three classes. Trustees in each class are elected to serve for a term of three years, with the terms of each class beginning in different years.

•	Restrictions on Transfer. Our board of trustees has the power to prevent the sale, transfer or delivery of our shares to any person or entity if the board of trustees determines, in good faith and in its sole discretion, that any such sale, transfer or delivery of our shares would result in a concentration of ownership, whether direct or indirect, of our shares not permitted by the provisions of the Internal Revenue Code applicable to REITs.

Amendment of Declaration of Trust or Termination of Trust

Our declaration of trust may be amended or terminated (1) by written consent of a majority of the trustees and the holders of a majority of our outstanding shares entitled to vote or (2) at a meeting called for such purpose, by vote of a majority of our outstanding shares entitled to vote. Two-thirds of the trustees may, on the advice of counsel, amend our declaration of trust without the consent of our shareholders to the extent necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to REITs, the regulations thereunder, and any ruling thereunder or interpretation thereof.

Trustees

Our declaration of trust requires that we have not less than five nor more than 15 trustees as fixed from time to time by the board of trustees. We currently have nine trustees. Our board of trustees is divided into three classes, each of which is elected for a staggered term of three years. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our shares or may delay, defer or prevent other changes that our shareholders consider desirable. In addition, a classified board could prevent shareholders who disagree with the policies of our board from replacing a majority of our board for two years, except in the event of removal for cause.

A trustee may be removed by a vote of two-thirds of the other trustees only for cause. A trustee may be removed, with or without cause, at any meeting of the shareholders by the affirmative vote of a majority of the outstanding shares entitled to vote, provided a quorum is present at such meeting. Any vacancy on the board of trustees, resulting from the death, resignation, or removal of a trustee, or from another cause specified in our declaration of trust, may be filled by a majority of the remaining trustees. No bond is required to secure the performance of a trustee.

Responsibility of Trustees

Our board of trustees is responsible for our general policies and for such general supervision and management of our business as may be necessary to insure that our business conforms to the provisions of our declaration of trust. Our declaration of trust provides that the trustees have full, absolute and exclusive power, control, and authority over and management of our assets and over our business and our affairs to the same extent as if the trustees were the sole owners thereof in their own right, subject to the limitations expressly stated in the declaration of trust. The trustees have the power to enter into commitments to make any investment, purchase or acquisition or to exercise any power authorized by our declaration of trust, including the power to retain, employ or contract with an advisor and to delegate any of the trustees’ powers and duties to an advisor.

Indemnification of Trustees, Officers, Employees and Agents

Our declaration of trust provides that we will indemnify and hold harmless our trustees, officers, employees and agents, or an Indemnified Party, against expense or liability, including attorneys’ fees reasonably incurred, in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or which they may be threatened because of being or having been our trustees, officers, employees or agents to the fullest extent permitted by applicable law; provided, however, that (1) no such indemnification shall be made with respect to any matter in which the Indemnified Party is adjudicated to have not acted in good faith in the reasonable belief that his actions were in our best interests, or with respect to any matter in which the Indemnified Party is adjudicated to have acted with bad faith, willful misconduct, reckless disregard of his duties or gross negligence, (2) no indemnification shall be provided in a case where any matter is disposed of by a compromise payment by an Indemnified Party unless such compromise payment is approved by a majority of the disinterested trustees or unless we have received a written opinion from independent legal counsel indicating that such Indemnified Party appears to have acted in good faith in the reasonable belief that his action was in our best interests.

Pursuant to our declaration of trust, an Indemnified Party may only satisfy any right of indemnity out of our assets, and no shareholder shall be personally liable with respect to any claim for indemnity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our trustees, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our trustees, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Possible Shareholder Liability; Indemnification of Shareholders

It is possible that certain states may not recognize the limited liability of our shareholders, although our declaration of trust provides that our shareholders will not be subject to any personal liability for our acts or obligations. Our declaration of trust provides that we will indemnify our shareholders against expense or liability, including attorney’s fees reasonably incurred, as a result of being or having been shareholders; provided however, that we will not indemnify shareholders for taxes assessed against them because of ownership of our shares and we will not reimburse shareholders for losses suffered because of changes in the market value of our shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fredric H. Gould, chairman of our board of trustees, is chairman of the board of directors, president and chief executive officer of One Liberty Properties, Inc., a REIT listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also chairman of the board of directors and sole stockholder of the managing general partner of Gould Investors L.P., a limited partnership engaged in real estate ownership, and he is the sole member of a limited liability company which is also a general partner of Gould Investors L.P. Jeffrey A. Gould, a trustee and our president and chief executive officer, is a senior vice president and director of One Liberty Properties, Inc. and a vice president of the managing general partner of Gould Investors L.P. Matthew J. Gould, one of our senior vice presidents, is a senior vice president and director of One Liberty Properties, Inc., and president of the managing general partner of Gould Investors L.P. Gould Investors L.P. owns approximately 27.2% of our outstanding common shares. In addition, David W. Kalish, Simeon Brinberg, Mark H. Lundy and Israel Rosenzweig, each of whom is an executive officer of our company, are also executive officers of One Liberty Properties, Inc. and of the corporate managing general partner of Gould Investors L.P.

We and certain related entities, including Gould Investors L.P. and One Liberty Properties, Inc., occupy common office space and use certain services and personnel in common. In 2004, we paid Gould Investors L.P. $754,000 for general and administrative expenses, including rent, telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. This amount included $52,000 contributed to the annual rent of $349,000 paid by Gould Investors L.P., One Liberty Properties, Inc. and related entities to a subsidiary of Gould Investors L.P. which owns the building in which the offices of these entities are located, and an aggregate of $570,787 allocated to us for services (primarily legal and accounting) performed by some of the above executive officers who are not engaged by us on a full-time basis, including $151,589, $80,741 and $107,428 of salary allocated by Mark H. Lundy, David W. Kalish and Simeon Brinberg respectively. The allocation of general and administrative expenses is computed in accordance with a shared services agreement, or the “Shared Services Agreement,” and is based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to the Shared Services Agreement. The services of secretarial personnel generally are allocated on the same basis as that of the executive to whom each secretary is assigned. We also lease under a direct lease with a subsidiary of Gould Investors L.P. approximately 1,800 square feet at an annual rental of $51,000, which is a competitive rent for comparable office space in the area in which the building is located.

In 2004, we paid Majestic Property Management Corp., a company in which we have no ownership interest and which is 100% owned by Fredric H. Gould, chairman of our board of trustees, fees for management services and brokerage fees totaling $128,000, representing approximately 4% of the 2004 revenues of Majestic Property Management Corp. In addition, in 2004, eight unconsolidated joint ventures in which we own a 50% joint venture interest paid fees to Majestic Property Management Corp. for management fees, brokerage commissions and construction supervisory fees totaling $272,000, representing approximately 8% of the 2004 revenues of Majestic Property Management Corp. Majestic Property Management Corp. provides real property management, real estate brokerage and construction supervision services for affiliated and non-affiliated entities. Fredric H. Gould received compensation from Majestic Property Management Corp. of $19,172 in 2004, and our executive officers received compensation from Majestic Property Management Corp. in 2004 as follows: Jeffrey A. Gould, $310,000; Matthew J. Gould, $77,645; David W. Kalish, $37,545; Simeon Brinberg, $20,606; Mark H. Lundy, $42,333; and Israel Rosenzweig, $308,000. The management services provided by Majestic Property Management Corp. to us include, among other things, rent, billing and collection, leasing (including compliance with regulatory statutes and rules; i.e., New York City rent control and rent stabilization rules), property maintenance and repair and property sales.

We and REIT Management Corp. are parties to an advisory agreement (known as the “Advisory Agreement”), pursuant to which REIT Management furnishes advisory and administrative services with respect to our assets, subject to the supervision of our trustees. Among other things, REIT Management arranges credit lines for us and its personnel participate in our loan analysis and approvals, investment advice, building inspections and litigation support. For services performed by REIT Management under the Advisory Agreement, REIT Management receives an annual fee of ½ of 1% of invested assets (as defined in the Advisory Agreement) other than mortgages receivable, subordinated land leases and investments in unconsolidated ventures, with a 1% fee payable on mortgages receivable, subordinated land leases and investments in unconsolidated ventures. The fee to REIT Management includes non-accruing mortgage receivables to the extent they exceed allowances for loan losses. The fee is computed and payable quarterly, subject to adjustment at year end. In 2004, REIT Management earned $1,444,000 under the Advisory Agreement. Our borrowers pay fees directly to REIT Management based on loans originated. These fees totaled $2,029,000 in fiscal 2004.

All of the outstanding shares of REIT Management are owned by Fredric H. Gould, the chairman of our board of trustees. Fredric H. Gould and Matthew J. Gould, a trustee of our company, who are salaried officers of REIT Management, received compensation from REIT Management of $941,946 and $637,360, respectively in 2004. Simeon Brinberg, David W. Kalish and Mark H. Lundy, officers of our company, received compensation from REIT Management in 2004 of $187,919, $374,238 and $398,628, respectively. Although Jeffrey A. Gould, our President and Chief Executive Officer, did not receive any direct compensation from REIT Management in 2004, he received compensation from other affiliated service companies in 2004, none of which, other than Majestic Property Management Corp., received fees from our company in 2004. Jeffrey A. Gould may be deemed to have indirectly received from REIT Management in 2004 the net amount of approximately $371,000, because the compensation paid by affiliated service companies to Jeffrey A. Gould and our officers referred to in this section “Certain Relationships and Related Party Transactions” is not determined by the profitability of any one company but is related to the total profitability of these service companies.

The Advisory Agreement provides that directors, officers, and employees of REIT Management may serve as trustees, officers and employees of our company, but such persons may not receive cash compensation from us for services rendered in the latter capacities.

The Advisory Agreement, which was entered into in February 1983, has been renewed for a term ending December 31, 2009 and is renewable on an annual basis by the board of trustees, for a maximum five year period. Notwithstanding such renewal, the shareholders have the right to rescind the renewal of the Advisory Agreement authorized at the preceding board of trustees’ meeting, if at a special meeting of shareholders specifically called for such purpose by holders of at least 20% of the outstanding shares, a majority of the outstanding shares entitled to vote thereon determine that the Advisory Agreement shall not be renewed. In the event the Advisory Agreement is not renewed in any year by the board of trustees or such renewal is rescinded by a majority of the outstanding shares entitled to vote thereon at a special meeting called for such purpose, the Advisory Agreement will have a balance of four years remaining on the existing term.

The fees paid by us to Majestic Property Management Corp. and REIT Management and the expenses reimbursed to Gould Investors L.P. under the Shared Services Agreement were approved by our Audit Committee and board of trustees. The fees to Majestic Property Management Corp. were based on fees which would have been charged by unaffiliated persons for comparable services. The fees paid to REIT Management by us are pursuant to the Advisory Agreement and the expenses reimbursed to Gould Investors L.P. were reimbursed pursuant to the Shared Services Agreement, which has been approved by the board of trustees.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the U.S. federal income tax issues that you, as a prospective investor, may consider relevant. The applicable prospectus supplement delivered with this prospectus may, to the extent necessary, provide additional information about certain other federal income tax considerations that may be considered relevant with respect to the particular securities then being offered. Because this section is a summary, it does not address all of the tax issues that may be important to you. In particular, this section does not address any tax issues applicable to any holder of our warrants. In addition, this section does not address the tax issues that may be important to certain types of prospective investors that are subject to special treatment under U.S. federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Shareholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Shareholders” below).

The statements in this section are based on current U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may have retroactive effect, will not cause one or more statements in this section to be inaccurate.

We have not requested and do not intend to request a ruling from the Internal Revenue Service (“IRS”) as to our current status as a REIT. However, McCarter & English, LLP (“McC&E”) is rendering an opinion, which will be filed as an exhibit to the registration statement of which this prospectus is a part. McC&E will opine that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ended December 31, 2001, and that our organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including representations regarding the nature of our assets and the conduct and method of operation of our business, and it cannot be relied upon if any of those assumptions and representations later prove incorrect. Moreover, continued qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, as well as the other various qualification tests imposed under the Code, the results of which will not be reviewed by McC&E. Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. The opinion of McC&E is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in McC&E’s opinion. Moreover, unlike a tax ruling (which we will not seek), an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not or could not successfully challenge our status as a REIT.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company as a REIT

We have elected to be taxed as a REIT under the U.S. federal income tax laws. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to operate in a manner that will preserve that qualification. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

This section discusses the material aspects of the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex. This section is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and the administrative and judicial interpretations of the Code.

Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or in the law, no assurance can be given that we so qualify or will continue to so qualify. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “Failure to Qualify,” below.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally results from owning stock in a corporation. However, even if we qualify as a REIT, we will be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference under certain circumstances.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from “prohibited transactions” (i.e., sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

•	Commencing with our taxable year beginning January 1, 2005, if we fail to satisfy the REIT asset tests, as described below, by more than a de minimis amount, due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	Commencing with our taxable year beginning January 1, 2005, if we fail to satisfy any provisions of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income and assets tests summarized in the preceding two bullet points) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods, then

we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a “C” corporation (or any other corporation that generally is subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset (a “conversion transaction”), we will pay tax at the highest regular corporate rate applicable if we recognize any net built-in gain on the sale or disposition of such asset during the 10-year period after we acquire such asset.

•	We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in real estate mortgage investment conduits (or REMICs) to the extent our shares are held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

Requirements For Qualification as a REIT

A REIT is an entity that meets each of the following requirements:

1. It is managed by trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the applicable requirements for ascertaining the ownership of our outstanding shares in a taxable year and we do not know, or would not have known through the exercise of reasonable diligence, that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We have issued sufficient shares to facilitate satisfaction of requirements 5 and 6. In addition, our declaration of trust restricts the acquisition and transfer of the shares in order to ensure that there is sufficient diversity of ownership. The provisions of our declaration of trust restricting the acquisition and transfer of our shares are described in “Provisions of our Declaration of Trust - Restrictions on Acquisition and on Transfer.”

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the parent REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary.” We own certain of our properties through corporate subsidiaries. Each of our corporate subsidiaries qualify as “qualified REIT subsidiaries” under U.S. federal income tax law. Accordingly, for U.S. federal income tax purposes, our corporate subsidiaries are ignored as separate entities, and all of their assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in an entity treated as a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification tests. We hold ownership interests as a partner or member in nine business entities taxed as partnerships for federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of such entities will be treated as our assets and gross income for purposes of applying the various REIT qualification tests discussed in this section.

Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of a “taxable REIT subsidiary” (“TRS”), in taxable years beginning on or after January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the Code contains rules that limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT (or the REIT’s tenants) that are not conducted on an arm’s-length basis. We do not currently have any TRSs, but cannot foreclose the formation of one or more TRSs in future taxable years.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income (excluding gross income from prohibited transactions, as described below) for each taxable year must consist of specific types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of this 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on

•	interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale or other disposition of real property, including interests in real property and interests in mortgages on real property, that is not inventory or dealer property;

•	income and gain derived from foreclosure property (as described below); and

•	non-contingent amounts received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property, or on interests in real property, or to purchase or lease real property.

Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions, as described below) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of the foregoing.

A REIT will incur a 100% tax on the net income derived from any “prohibited transactions” (i.e., any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business). We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply, or that we have complied, with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

While income from foreclosure property qualifies for purposes of satisfying the 75% and 95% gross income tests, we will be subject to tax at the maximum corporate rate on any income from such foreclosure property, other than any portion of such income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as a result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

In January 2005, we took ownership of a property as a result of a foreclosure action but have not made an election, which is not due yet. In any event, we will take all necessary actions to ensure that our ownership of the foreclosed property does not cause us to fail to qualify as a REIT for federal income tax purposes.

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on such schedule is not due to fraud with intent to evade tax.

However, commencing with our taxable year beginning January 1, 2005, these relief provisions have been modified, as follows: If we fail to satisfy one or both of the gross income tests, such failure must be due to reasonable cause and not due to willful neglect, and, following our identification of such failure for any taxable year, we must set forth a description of each item of our gross income that satisfied the REIT gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the U.S. Department of Treasury.

We cannot predict whether in any relevant circumstance we would qualify for the relief provisions referenced above. If the relief provisions referenced above do not apply to the relevant circumstance, we would fail to qualify as a REIT. In addition, as discussed above in “Taxation of our Company as a REIT,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

We believe that we have satisfied the gross income tests described above for REIT qualification and will endeavor to manage our income and operations to continue to satisfy such gross income tests. Despite our efforts to continue to satisfy the gross income tests for REIT qualification, we may not always be able to maintain compliance with such gross income tests.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy certain asset tests at the end of each quarter of each taxable year as hereinafter described. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	shares in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt featuring at least a five-year term.

Furthermore, not more than 25% of the value of our total assets may be securities other than securities in the 75% asset class described above.

Also, except for (i) securities in the 75% asset class, (ii) securities in a TRS or qualified REIT subsidiary, (iii) certain partnership interests, and (iv) for purposes of the 10% value asset test described in the third bullet below, certain straight debt obligations:

•	no more than 5% of the value of our total assets may be represented by securities of any one issuer;

•	we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

•	beginning January 1, 2001, we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

In addition, beginning January 1, 2001, no more than 20% of the value of our total assets may be represented by securities of one or more TRSs.

We believe that we have satisfied and will be able to satisfy the asset test for each calendar quarter. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests.

After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Commencing with our taxable year beginning January 1, 2005, in the event that we violate the 5% value test or the 10% vote or value tests described above at the end of any calendar quarter, we will not lose our REIT status if (i) the failure does not exceed the lesser of 1% of our assets or $10 million and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. If we fail any of the other asset tests or our failure of the 5% or 10% asset test is in excess of the amount described in the preceding sentence, as long as the failure was due to reasonable cause and not willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with such asset tests within six months after the last day of the quarter and (ii) pay a tax equal to the greater of $50,000 or the highest federal corporate tax rate multiplied by the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests; provided that we file a schedule for such quarter describing each asset that causes us to fail to satisfy the asset test in accordance with the regulations prescribed by the U.S. Department of Treasury. Although we plan to take steps to ensure that we satisfy the various asset tests for any quarter in which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with these asset tests, we would fail to qualify as a REIT.

While we do not currently own stock in a TRS, as described above, in taxable years beginning after December 31, 2001, REITs are permitted to own up to 100% of the stock of one or more TRSs. TRSs can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. Should such an entity be organized, we and the relevant subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS itself. The deductibility of interest paid or accrued by a TRS to us is limited to assure that the TRS is subject to an appropriate level of corporate taxation. Further, there is a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. As noted above, no more than 20% of our assets can consist of securities of TRSs.

Distribution Requirements

We must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and excluding net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We are generally required to distribute income in the taxable year in which it is earned, or in the following taxable year. If dividend distributions are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return and paid on or before our first regular dividend payment following such declaration, provided such payment is made during the twelve-month period following the close of such taxable year. Such distributions are taxable to holders of shares in the year in which paid, even though they related to our prior year for purposes of our 90% distribution requirement.

We will pay U.S. federal income tax at the applicable corporate tax rates on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Shareholders,” below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the foregoing annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the above distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of that income and the deduction of such expenses in arriving at our REIT taxable income. If these timing differences occur, we may need to incur short-term, or possibly long-term, borrowings in order to meet the REIT distribution requirements.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request information from our shareholders on an annual basis designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

Excess Inclusion Income

If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a “taxable mortgage pool” for federal income tax purposes. If all or a portion of our Company is considered a taxable mortgage pool, our status as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as “excess inclusion income” and allocated to our shareholders. In addition, if we hold residual interests in real estate mortgage conduits, a portion of our taxable income may be characterized as “excess inclusion income” and allocated to our shareholders. Any excess inclusion income:

•	Could not be offset by unrelated net operating loses of a shareholder;

•	Would be subject to tax as “unrelated business taxable income” to a tax-exempt shareholder;

•	Would be subject to the application of federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders; and

•	Would be taxable (at the highest corporate tax rate) to us, rather than our shareholders, to the extent allocable to our shares held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Failure To Qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision is available, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, and possibly increased state and local tax, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our shareholders. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct distributions paid to shareholders. Moreover, we would not be required to distribute any amounts to shareholders in that year. In such event, distributions to our shareholders will be subject to tax to the extent of our current and accumulated earnings and profits and, in the case of shareholders who are individual U.S. shareholders, at the 15% qualified dividend rate through 2008 and, subject to certain limitations of the U.S. federal income tax laws, corporate shareholders may be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Commencing with our taxable year beginning January 1, 2005, if we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT (other than violations of the REIT gross income or asset tests, described above, for which other specific cure provisions are available), we will be granted relief if (i) the violation is due to reasonable cause and not willful neglect, and (ii) we pay a penalty of $50,000 for each failure to satisfy the provision. We cannot predict whether, under any applicable circumstances, we would qualify for any available statutory relief if we ever fail to qualify as a REIT.

Taxation Of Taxable U.S. Shareholders

When using the term “U.S. shareholder,” we mean a holder of our common shares or our preferred shares (which are referred to collectively herein as our shares) that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.,

•	an entity created or organized under the laws of the U.S. or of a political subdivision of the U.S.,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	any trust with respect to which a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

If an entity taxed as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of any partner or member of such entity will generally depend upon the status of such partner or member and the activities of such entity. If you are a partner or member of an entity taxed as a partnership for U.S. federal income tax purposes that holds our shares, you should consult with your own tax advisor regarding the consequences of the ownership and disposition of our shares.

As long as we qualify as a REIT, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain must be taken into account by a taxable U.S. shareholders as ordinary income. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on outstanding preferred shares (if any) and then to dividends on our outstanding common shares. Provided we qualify as a REIT, a corporate U.S. shareholder will not qualify for the dividends received deduction generally available to corporations with respect to such distributions. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates, currently up to 15% through 2008, applicable to individual U.S. shareholders who receive dividends from taxable “C” corporations. Provided certain holding period requirements are met with respect to the dividend-paying shares, an exception applies, however, and individual U.S. shareholders are taxed at such preferential qualified dividend income rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) “REIT taxable income” that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic C corporations, and certain foreign corporations or (iii) income from sales of appreciated property acquired from “C” corporations in carryover basis transactions that has been subject to tax.

A U.S. shareholder will not incur tax on a distribution with respect to such shareholder’s shares in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis that such shareholder has in our shares. Instead, the distribution will reduce the adjusted tax basis of the shares in the U.S. shareholder’s hands. A U.S. shareholder will recognize and pay tax on a distribution in excess of both our current and accumulated earnings and profits and such shareholder’s adjusted tax basis in his, her or its shares as long-term capital gain (or short-term capital gain if the shares have been held by the shareholder for one year or less) assuming the shares are a capital asset in the hands of the U.S. shareholder.

A U.S. shareholder generally will recognize and be taxed on distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held his, her or its shares. Long-term capital gains are generally taxable at maximum federal tax rates of 15% (through 2008) in the case of U.S. shareholders who are individuals and 35% for corporations, however, capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net long-term capital gain. If this election is made, we would pay tax on such retained capital gains and a U.S. shareholder would be taxed on his, her or its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would, however, receive a credit or refund for his, her or its proportionate share of the tax we paid with respect to such retained capital gains. The U.S. shareholder would increase the basis in his, her or its shares by the amount of such shareholder’s proportionate share of our undistributed long-term capital gain, minus such shareholder’s share of the tax we paid with respect to such retained capital gains.

Dividends that we declare in October, November or December of any year and actually pay to you during January of the following year generally are treated as if we had paid, and you had received such dividends, on December 31 of the calendar year and not on the date actually paid or received. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the applicable U.S. federal income tax laws, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” against such income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations.

Taxation Of U.S. Shareholders On The Disposition Of Shares

Except as discussed below with respect to the cash redemption of preferred shares, in general, a U.S. shareholder who sells or otherwise disposes of his, her or its shares will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition, and (ii) such shareholder’s adjusted tax basis in such shares. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of our shares will, pursuant to current U.S. federal income tax laws, be subject to a maximum federal income tax rate of 15% for taxable years through 2008, if the shares are held for more than 12 months, and at ordinary income rates (of up to 35% through 2010) if the shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of our shares, if held for more than one year at the time of disposition, will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss incurred upon a sale or exchange of shares by a U.S. shareholder who has held the shares for six months or less, after applying the holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. shareholder as long-term capital gain.

Taxation of U.S. Shareholders on Cash Redemption of Preferred Shares

A cash redemption of preferred shares will be treated under section 302 of the Code as a distribution taxable as a dividend, to the extent of our current and accumulated earnings and profits, at ordinary income rates unless the redemption satisfies one of the tests set forth in the Code for treatment as a sale or exchange of the redeemed preferred shares. The cash redemption will be treated as a sale or exchange if it (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in our shares, or (3) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests have been met, our shares, including common shares and certain other equity interests, considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned by the holder, must generally be taken into account. In general, a non-pro rata redemption of preferred shares from a shareholder who owns only preferred shares is treated as a sale or exchange and not a dividend. Nevertheless, because the determination as to whether any of the alternative tests for capital gain treatment as a redemption will be satisfied with respect to any particular holder of the preferred shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the preferred shares are advised to consult their own tax advisors to determine such tax treatment.

If a cash redemption of preferred shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received, less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits, and (2) the holder’s adjusted basis in the preferred shares for tax purposes. Such gain or loss will be capital gain or loss if the preferred shares have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

If a redemption of preferred shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted basis in the redeemed preferred shares for tax purposes will be transferred to the holder’s remaining shares, if any.

Information Reporting Requirements And Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of certain withholding rules as applied to non-U.S. shareholders, see “Taxation of Non-U.S. Shareholders,” below.

Taxation Of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income. Based on that ruling, provided that a tax-exempt U.S. shareholder has not held its shares as “debt financed property” (within the meaning of the U.S. federal income tax laws), the shares are not otherwise used in an unrelated trade or business and the REIT has not incurred any “excess inclusion income,” as described above, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. If, however, a tax-exempt shareholder were to finance its acquisition of our shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we would be deemed to derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either

•	one pension trust owns more than 25% of the value of our shares; or

•	a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Taxation Of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. WE URGE PROSPECTIVE NON-U.S. SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE, AND LOCAL INCOME TAX LAWS (AS WELL AS THE TAX LAWS OF THEIR HOME JURISDICTIONS) ON OWNERSHIP OF OUR SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us, or

•	the non-U.S. shareholder files the required form with us claiming that the distribution is effectively connected income.

Any portion of a dividend paid by us to a non-U.S. shareholder that is treated as excess inclusion income from a REMIC will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if U.S. Department of Treasury regulations are issued allocating our excess inclusion income (if any) from taxable mortgage pools among our shareholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-U.S. shareholders.

A non-U.S. shareholder will not incur tax on a distribution with respect to such shareholder’s shares that is in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of such shareholder’s shares. Instead, the distribution will reduce the adjusted basis of such non-U.S. shareholder in those shares. A non-U.S. shareholder will be subject to tax on a distribution with respect to such shareholder’s shares that exceeds both our current and accumulated earnings and profits and the adjusted basis of such shareholder’s shares if such shareholder otherwise would be subject to tax on gain from the sale or disposition of his, her or its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution, in fact, exceeded our current and accumulated earnings and profits.

We also may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the U.S. federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in U.S. real property (but generally does not include mortgage loans) and shares in corporations at least 50% of whose assets consists of interests in U.S. real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on the distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution to a non-U.S. shareholder that we could designate as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder’s FIRPTA tax liability and, to the extent it exceeds such non-U.S. shareholder’s tax liability, will be refundable. Commencing with our taxable year beginning January 1, 2005, any capital gain dividend with respect to our shares will not be subject to FIRPTA, and therefore will not be subject to the 35% withholding tax if the non-U.S. shareholder does not own more than 5% of our shares at any time during the taxable year and our shares are regularly traded on an established securities market located in the United States. Instead, any capital gain dividend paid to such a non-U.S. shareholder will be treated as an ordinary dividend distribution (generally subject to withholding at a rate of 30% unless a reduced treaty withholding rate applies).

A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that that test will be met at all times or at any specific time. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our shares at all times during a specified testing period will not incur tax under FIRPTA if the shares are “regularly traded” on an established securities market. If the gain on the sale of our shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same tax treatment as U.S. shareholders with respect to such gain, or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

State and Local Taxes

We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

Possible Legislation or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our shareholders. It cannot be predicted whether, when, in what forms or with what effective dates, the tax law applicable to us or our shareholders will be changed.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ADVICE

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. TAX CONSEQUENCES MAY VARY BASED UPON THE PARTICULAR CIRCUMSTANCES OF EACH INVESTOR. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND APPLICABLE FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN OUR SECURITIES.

PLAN OF DISTRIBUTION

These securities may be sold directly by us, through dealers or agents designated from time to time, or to or through underwriters or may be sold directly by us for consideration which may consist of goods and property, including real property, or through a combination of these methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, our net proceeds, any underwriting discounts, commissions and other items constituting underwriters’ compensation, public offering price and any discounts or concessions allowed or reallowed or paid to dealers, any commissions paid to agents and any securities exchanges on which such securities may be listed.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at varying prices, which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase our securities pursuant to contracts providing for payment and delivery on a future date specified in such prospectus supplement. The applicable prospectus supplement will set forth the price to be paid for such securities pursuant to these contracts as well as the commissions payable for solicitation of these contracts. There may be limits on the minimum amount that may be purchased by any institutional investor or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these contracts. We may enter into contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors, but in all cases those institutions must be approved by us. The obligations of any such purchaser under any such contract will only be subject to the condition that at the time of delivery, the purchase of the particular securities by any such institution will not be prohibited by the laws of any jurisdiction to which the institution is subject. The underwriters and other agents will not be responsible for the validity of such contracts or for the performance of us or of the institutional investors under such contracts.

Unless otherwise indicated in an applicable prospectus supplement, any shares offered under this prospectus will be eligible for trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain legal matters will be passed upon for us by McCarter & English, LLP. The validity of the securities offered hereby will be passed upon by Rich May, a Professional Corporation.

EXPERTS

The consolidated financial statements of BRT Realty Trust and subsidiaries (collectively, the “Trust”) appearing in the Trust’s Annual Report (Form 10-K) for the year ended September 30, 2004, including the schedules appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

This prospectus incorporates by reference important business and financial information about us that is not otherwise included in this prospectus. The following documents filed by us with the SEC, Commission File No. 001-07172, are incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus:

1.	Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed on December 14, 2004;

2.	Quarterly Reports on Form 10-Q for the three month periods ended December 31, 2004, March 31, 2005 and June 30, 2005, filed on February 8, 2005, May 10, 2005, and August 9, 2005, respectively;

3.	Current Reports on Form 8-K filed on February 17, 2005 and August 18, 2005; and

4.	The description of our shares included in our registration statement on Form 8-A, filed on December 10, 1987, as updated by the description of our capital stock included in our Current Report on Form 8-K, filed on September 10, 2004.

Current Reports on Form 8-K furnished under Item 2.02 of Form 8-K and under Item 7.01 of Form 8-K are not incorporated by reference in this prospectus.

All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, also known as the Exchange Act, after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document or report that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to constitute a part of this prospectus as, and to the extent that, it is so modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains materials we file electronically with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

Requests for such documents should be addressed in writing or by telephone to:

Mark H. Lundy

BRT Realty Trust

60 Cutter Mill Road

Great Neck, New York 11021

(516) 466-3100

1,600,000 Preferred Shares

PROSPECTUS SUPPLEMENT

FRIEDMAN BILLINGS RAMSEY

RYAN BECK & CO.

STIFEL, NICOLAUS & COMPANY

    INCORPORATED

CANTOR FITZGERALD

October     , 2005

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale and distribution of the securities registered hereby. All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$12,670
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$50,000
Printing Fees and Expenses	$20,000
Miscellaneous	$2,330

Total:	$100,000

Item 15. Indemnification of Trustees and Officers.

Our declaration of trust provides that we will indemnify and hold harmless our trustees, officers, employees and agents (each, an “Indemnified Party”) against expense or liability, including attorneys’ fees reasonably incurred, in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or which they may be threatened because of being or having been our trustees, officers, employees or agents; provided, that, (1) the majority of independent trustees determine, or independent legal counsel provides an opinion, that the Indemnified Party acted in good faith, (2) such liability or loss was not the result of bad faith, reckless disregard, negligence or misconduct on the part of the Indemnified Party and (3) such indemnification or agreement to hold harmless is recoverable only out of our assets and not from our shareholders.

We purchased and maintain insurance on behalf of our trustees and officers against liability asserted against such trustees and officers in their capacities as such.

Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers may be provided to the extent specified or authorized by the articles of organization or bylaws, provided that no indemnification may be provided with respect to any matter as to which the director or officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the company.

Item 16. Exhibits.

1.1*	Underwriting Agreement (for Common Shares).

1.2*	Underwriting Agreement (for Preferred Shares).

3.1	Third Amended and Restated Declaration of Trust.

4.1**	Common Share Certificate.

4.2*	Form of Certificate for Preferred Shares.

4.3*	Form of Warrant Agreement.

5.1	Opinion of Rich May, a Professional Corporation.

8.1	Opinion of McCarter & English, LLP with respect to tax matters.

12.1**	Statement regarding Computation of Ratios of Earnings to Combined Fixed Charges.

23.1	Consent of Rich May, a Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of McCarter & English, LLP (contained in Exhibit 8.1).

24.1**	Powers of Attorney (included on the signature page of this Registration Statement).

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*	To be filed by amendment or by a report on Form 8-K

**	Previously filed as part of, or as an exhibit to, this Registration Statement.

Item 17. Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York, on October 18, 2005.

BRT REALTY TRUST

By:	/S/ JEFFREY A. GOULD
Jeffrey A. Gould
President, Chief Executive Officer and Trustee

Signature	Title

* Fredric H. Gould	Chairman of the Board of Trustees

/S/ JEFFREY A. GOULD Jeffrey A. Gould	President, Chief Executive Officer and Trustee (principal executive officer)

* George E. Zweier	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

Patrick J. Callan	Trustee

* Louis C. Grassi	Trustee

* Matthew J. Gould	Trustee

* Gary Hurand	Trustee

* Kenneth Bernstein	Trustee

* David Herold	Trustee

* Jeffrey Rubin	Trustee

*	By: Attorney-in-fact pursuant to power of attorney filed as part of this registration statement

/S/ JEFFREY A. GOULD Jeffrey A. Gould

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
1.1*	Underwriting Agreement (for Common Shares).

1.2*	Underwriting Agreement (for Preferred Shares).

3.1	Third Amended and Restated Declaration of Trust.

4.1**	Common Share Certificate.

4.2*	Form of Certificate for Preferred Shares.

4.3*	Form of Warrant Agreement.

5.1	Opinion of Rich May, a Professional Corporation.

8.1	Opinion of McCarter & English, LLP with respect to tax matters.

12.1**	Statement regarding Computation of Ratios of Earnings to Combined Fixed Charges.

23.1	Consent of Rich May, a Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of McCarter & English, LLP (contained in Exhibit 8.1).

24.1**	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment or in a report on Form 8-K.

**	Previously filed as part of, or as an exhibit to, this Registration Statement.